NORTHLAND                                                      EXECUTION VERSION

                                                                     Exhibit 2.1

                              PURCHASE AND SALE OF

                                THE FUEL BUSINESS

                                       OF

                               NORTHLAND FUEL LLC

                           --------------------------

                               PURCHASE AGREEMENT

                                   DATED AS OF

                                  JULY 9, 2004

                    =======================================

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION


                                TABLE OF CONTENTS

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ARTICLE I DEFINITIONS............................................................................................     2

        1.1         General......................................................................................     2
        1.2         Definitions..................................................................................     2
        1.3         Interpretation...............................................................................    15

ARTICLE II SALE AND PURCHASE.....................................................................................    16

        2.1         Sale and Purchase............................................................................    16
        2.2         Payment of the Purchase Price; NWC Adjustment................................................    16
        2.3         YFC Assumed Liabilities......................................................................    19
        2.4         Retained Assets..............................................................................    19
        2.5         Sales and Transfer Taxes.....................................................................    19
        2.6         Allocation of Purchase Price.................................................................    19

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLERS............................................................    20

        3.1         Corporate Status; Authority of Sellers; Enforceability.......................................    20
        3.2         Capitalization of SOG........................................................................    21
        3.3         Ownership of SOG.............................................................................    21
        3.4         Organization of SOG; Indebtedness of SOG.....................................................    22
        3.5         Financial Statements.........................................................................    22
        3.6         Accounts Receivable..........................................................................    22
        3.7         Contracts....................................................................................    23
        3.8         Intellectual Property........................................................................    23
        3.9         Title to Assets; Vessels.....................................................................    23
        3.10        Required Assets..............................................................................    24
        3.11        Real Property................................................................................    24
        3.12        Compliance with Laws.........................................................................    25
        3.13        Litigation...................................................................................    25
        3.14        Employment Contracts and Labor Matters.......................................................    25
        3.15        Environmental. Except as disclosed in Schedule 3.15:.........................................    26
        3.16        Employee Benefit Matters.....................................................................    27
        3.17        Tax Matters..................................................................................    28
        3.18        Consents.....................................................................................    29
        3.19        Licenses and Permits.........................................................................    29
        3.20        Conduct of Business Since Interim Balance Sheet Date.........................................    29
        3.21        Undisclosed Liabilities......................................................................    30
        3.22        Powers of Attorney...........................................................................    30
        3.23        Brokers' Fees................................................................................    31
        3.24        Accounts Payable.............................................................................    31
        3.25        Insurance....................................................................................    31
        3.26        Condemnation and Similar Proceedings.........................................................    31
        3.27        Inventories..................................................................................    31
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                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION

                                      - i -

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        3.28        Environmental Insurance Policy...............................................................    31
        3.29        Disclaimer of Warranties.....................................................................    31

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER...........................................................    32

        4.1         Corporate Status.............................................................................    32
        4.2         Due Authorization............................................................................    32
        4.3         Authority of Purchaser.......................................................................    32
        4.4         Enforceability...............................................................................    32
        4.5         Consents.....................................................................................    33
        4.6         Financing....................................................................................    33
        4.7         Investment Intent............................................................................    33
        4.8         Brokers' Fees................................................................................    33

ARTICLE V PRE-CLOSING COVENANTS..................................................................................    33

        5.1         Conduct of the Business......................................................................    33
        5.2         Purchaser's Access...........................................................................    35
        5.3         Notice of Developments.......................................................................    36
        5.4         Exclusivity..................................................................................    36
        5.5         Governmental Filings and Approvals...........................................................    36
        5.6         Monthly Financial Statements.................................................................    37
        5.7         Title Matters and Vessel Surveys.............................................................    37
        5.8         Commercially Reasonable Efforts to Close.....................................................    38
        5.9         Intercompany Indebtedness....................................................................    39
        5.10        Landlord Estoppel Certificates...............................................................    39
        5.11        YFC Conversion...............................................................................    39
        5.12        Environmental Insurance Policy...............................................................    39
        5.13        Replacement of Certain Northland Holdings' Guarantees........................................    39

ARTICLE VI CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS.......................................................    39

        6.1         Conditions to be Satisfied On or Prior to Closing Date.......................................    39
        6.2         Procedure for Failure to Satisfy Conditions..................................................    41

ARTICLE VII CONDITIONS PRECEDENT TO SELLERS' OBLIGATIONS.........................................................    42

        7.1         Conditions to be Satisfied On or Prior to Closing Date.......................................    42
        7.2         Procedure for Failure to Satisfy Conditions..................................................    43

ARTICLE VIII CLOSING.............................................................................................    43

        8.1         Time and Place...............................................................................    43
        8.2         Closing Transactions.........................................................................    43
        8.3         Deliveries by Sellers to Purchaser...........................................................    43
        8.4         Deliveries by Purchaser to Sellers...........................................................    45

ARTICLE IX INDEMNIFICATION.......................................................................................    45

        9.1         Sellers' Indemnification.....................................................................    45
        9.2         Purchaser's Indemnification..................................................................    46
        9.3         Limitations..................................................................................    46

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION

                                      - ii -
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        9.4         Indemnification Notice.......................................................................    50
        9.5         Indemnification Procedure....................................................................    50
        9.6         Effect of Indemnity Payments.................................................................    51

ARTICLE X OTHER AGREEMENTS.......................................................................................    51

        10.1        Further Assurance............................................................................    51
        10.2        Confidentiality..............................................................................    51
        10.3        Nonassignable Contracts and Nonassignable Permits............................................    52
        10.4        Tax Matters..................................................................................    53
        10.5        Bulk Sale Waiver.............................................................................    55
        10.6        Post-Closing Deliveries......................................................................    55
        10.7        Joint and Several Liability..................................................................    55
        10.8        Post-Closing Cooperation and Records Retention...............................................    55
        10.9        Restrictive Covenants........................................................................    56
        10.10       Special Tax Indemnity Escrow.................................................................    56

ARTICLE XI EMPLOYEE MATTERS......................................................................................    57

        11.1        Obligation to Hire Employees.................................................................    57
        11.2        Health Care..................................................................................    58
        11.3        Past Service and Vacations...................................................................    58
        11.4        Participation in Purchaser's Plans...........................................................    58
        11.5        Welfare Plans................................................................................    58
        11.6        No Third Party Beneficiaries.................................................................    59
        11.7        401(k) Plan..................................................................................    59

ARTICLE XII TERMINATION..........................................................................................    60

        12.1        Rights to Terminate..........................................................................    60
        12.2        Effects of Termination.......................................................................    61

ARTICLE XIII MISCELLANEOUS PROVISIONS............................................................................    61

        13.1        Public Announcements.........................................................................    61
        13.2        Expenses.....................................................................................    61
        13.3        Notices......................................................................................    61
        13.4        Assignment; Successors and Permitted Assigns.................................................    63
        13.5        No Third Party Beneficiaries.................................................................    63
        13.6        Exhibits and Schedules.......................................................................    63
        13.7        Headings.....................................................................................    63
        13.8        Entire Agreement.............................................................................    64
        13.9        Modifications and Waivers....................................................................    64
        13.10       Counterparts.................................................................................    64
        13.11       Severability.................................................................................    64
        13.12       GOVERNING LAW................................................................................    64
        13.13       JURISDICTION; CONSENT TO SERVICE.............................................................    64
        13.14       Attorneys' Fees..............................................................................    65
        13.15       Effectiveness of this Agreement..............................................................    65

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION

                                     - iii -
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EXHIBITS

 Exhibit A          Form of Assumption Agreement
 Exhibit B          Form of Bill of Sale and Assignment
 Exhibit C          Form of Deed
 Exhibit D          Form of Escrow Agreement
 Exhibit E          Form of Landlord Estoppel Certificate
 Exhibit F          Form of Opinion of Sellers' Counsel
 Exhibit G          Form of Opinion of Purchaser's Counsel

SCHEDULES

 Schedule 1.2(a)    Purchaser's Knowledge
 Schedule 1.2(b)    Sellers' Knowledge
 Schedule 1.2(c)    Machinery and Equipment
 Schedule 2.2       Calculation of Adjusted NWC
 Schedule 2.4       Retained Assets
 Schedule 3.3       Liens on SOG Shares to be Released at Closing
 Schedule 3.5       Financial Statements; Exceptions to GAAP
 Schedule 3.6       Largest Accounts Receivable Balances
 Schedule 3.7       Material Contracts
 Schedule 3.8       Intellectual Property
 Schedule 3.9(a)    Title to Assets
 Schedule 3.9(a)(i) YFC/SOG Liens to be Released at Closing
 Schedule 3.9(b)    NVLC Vessels
 Schedule 3.10      Required Assets
 Schedule 3.11      Real Property
 Schedule 3.12      Compliance with Laws
 Schedule 3.13      Litigation
 Schedule 3.14      Employment Contracts
 Schedule 3.15      Environmental
 Schedule 3.16      Employee Benefit Matters
 Schedule 3.17      Tax Matters
 Schedule 3.18      Sellers Consents
 Schedule 3.19      Licenses and Permits
 Schedule 3.20      Conduct of Business Since Interim Balance Sheet Date
 Schedule 3.21      Undisclosed Liabilities
 Schedule 3.24      Accounts Payable Disputes; Largest Accounts Payable Balances
 Schedule 3.25      Insurance
 Schedule 5.7       Significant Owned Real Property
 Schedule 5.10      Estoppel Certificates
 Schedule 6.1(c)    Required Consents
 Schedule 6.1(j)    Environmental Insurance
 Schedule 7.1(h)    Contracts Guaranteed by Northland Holdings

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION

                                     - iv -
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Schedule 8.3(m)   Non-Resigning Directors and Officers of SOG

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION

                               PURCHASE AGREEMENT

      THIS PURCHASE AGREEMENT is entered into as of July 9, 2004, but not effective until the Effective Date (as defined below), by and between CROWLEY MARINE SERVICES, INC., a Delaware corporation ("Purchaser"), and NORTHLAND FUEL LLC, a Delaware limited liability company ("Northland Fuel"), YUKON FUEL COMPANY, an Alaska corporation ("YFC"), and NORTHLAND VESSEL LEASING COMPANY LLC, a Delaware limited liability company ("NVLC"; collectively with Northland Fuel and YFC, "Sellers").

                                    RECITALS

      A. YFC is engaged in the ownership and operation of a marine and land-based fuel distribution business in the State of Alaska (the "YFC Business").

      B. Service Oil & Gas, Inc., an Alaska corporation ("SOG"), is engaged in the ownership and operation of a land-based fuel distribution business in the State of Alaska (the "SOG Business"; together with the YFC Business, the "Businesses").

      C. NVLC owns and bareboat charters the NVLC Vessels (as defined herein) to Yutana Barge Lines, LLC, a Delaware limited liability company ("YBL"), which time charters the NVLC Vessels to YFC or SOG for use in the YFC Business and SOG Business, respectively.

      D. Northland Fuel owns all of the issued and outstanding shares of capital stock of SOG and 100% of the membership interests in NVLC; and SOG owns all of the issued and outstanding shares of capital stock of YFC.

      E. Purchaser desires to purchase from YFC, and YFC desires to sell to Purchaser, the YFC Business and substantially all of the assets used in the YFC Business, upon the terms and subject to the conditions set forth below.

      F. Purchaser also desires to purchase from Northland Fuel, and Northland Fuel desires to sell to Purchaser, all of the issued and outstanding shares of common stock of SOG (the "SOG Shares"), upon the terms and subject to the conditions set forth below.

      G. Purchaser also desires to purchase from NVLC, and NVLC desires to sell to Purchaser, the NVLC Vessels, upon the terms and subject to the conditions set forth below.

      H. Concurrently herewith, Purchaser also is entering into an asset purchase agreement with YBL (as may be amended, modified or supplemented, the "YBL Purchase Agreement"), pursuant to which Purchaser has agreed to purchase from YBL, and YBL has agreed to sell to Purchaser, subject to the consummation of the Closing (as defined herein), those of YBL's assets that are used in the YFC Business, upon the terms and subject to the conditions set forth therein.

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION

      NOW, THEREFORE, in consideration of the foregoing Recitals and the representations, warranties, agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Sellers hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

      1.1 General.

      Each term defined in the first paragraph of this Agreement and in the Recitals shall have the meaning set forth above whenever used herein, unless otherwise expressly provided or unless the context clearly requires otherwise.

      1.2 Definitions.

      As used herein, the following terms shall have the meanings ascribed to them in this Section 1.2:

            Adjusted NWC. The sum of (a) the assets identified on Schedule 2.2 minus (b) the liabilities identified on Schedule 2.2, in each case, as determined in accordance with GAAP as applied by Northland Holdings and its subsidiaries (for all periods prior to April 8, 2004 and by Northland Fuel and its subsidiaries for all periods thereafter) in the preparation of the Financial Statements and consistent with past practice and the illustrative examples of YFC Adjusted NWC and SOG Adjusted NWC calculations as of May 31, 2004 that are set forth on Schedule 2.2. All receivables and payables among YFC, SOG, NVLC and YBL shall be cancelled as of the Closing.

            Adjustment Report. As defined in Section 2.2(b)(iii).

            Affiliate. With respect to any Person, a Person that, directly or indirectly, is controlled by, controls or is under common control with such Person. "Control" shall mean (a) the ownership of 50% or more of the voting securities or other voting interests of any Person, or (b) the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

            Agreement. This Purchase Agreement, together with all Exhibits and Schedules referred to herein, as amended, modified or supplemented from time to time in accordance with the terms hereof.

            Alaska AG. As defined in Section 5.5(a).

            Alaska AG Investigation. The investigation of the Transactions by the Alaska AG, AGO Case No. ###-##-####.

            Alternative Transaction. As defined in Section 5.4.

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION

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            Assumption Agreement. The Assumption Agreement to be entered into on the Closing Date between Purchaser and YFC, in the form of Exhibit A.

            Authority. Any governmental, regulatory or administrative body, agency or authority, any court of judicial authority, any arbitrator or any public, private or industry regulatory authority, whether foreign, federal, state or local.

            AVEC Litigation. Alaska Village Electric Cooperative, Inc., et. al vs. Crowley Marine Services, Inc., et. al, Case No. 2N0-03-174 CI, currently pending in the Superior Court for the State of Alaska, Second Judicial District at Nome, as subsequently amended, modified or supplemented, and any appeal therefrom and future proceedings related thereto subsequent to any appeal.

            Bill of Sale. The Bill of Sale and Assignment to be entered into on the Closing Date between YFC and Purchaser, in the form of Exhibit B.

            Business. As the context requires, the YFC Business or the SOG Business.

            Business Day. Any day other than a Saturday, Sunday or a day on which banks in Anchorage, Alaska or Oakland, California are not open for business.

            Businesses. As defined in the Recitals hereto.

            CERCLA. Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, et seq.

            Closing. The actual completion of the YFC Closing, the NVLC Closing, the Distribution Closing, and the SOG Closing.

            Closing Date. The fifth Business Day following the date on which the conditions set forth in Sections 6.1 and 7.1 have been satisfied or waived by Purchaser or Sellers, respectively.

            COBRA. As defined in Section 11.2.

            Code. Internal Revenue Code of 1986.

            Confidential Information. As defined in Section 10.2(a).

            Consent Decree. The consent decree entered into on or about the date hereof among the Alaska AG on behalf of the State of Alaska, Purchaser, Crowley Maritime Corporation, Northland Fuel, NVLC, YFC and YBL as a result of the Alaska AG Investigation, as subsequently amended, modified, restated and supplemented by the parties thereto and by the trial court with which the consent decree is filed.

            Consent Decree Order. The order of the trial court with which the Consent Decree is filed approving the Consent Decree.

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION

            Contracts. Any or all of the following, whether written or oral: (a) contracts, leases, subleases, arrangements, commitments and other agreements, including installation and maintenance agreements, equipment leases, computer software licenses, hardware lease or rental agreements, and contract claims; (b) all agreements, contracts and instruments relating to the borrowing of money, the capital lease or purchase on an installment basis of any property or asset, or the guaranty of any of the foregoing; (c) all charters, leases, contracts and other arrangements with respect to vessels, and all contracts, agreements, commitments, purchase orders or other understandings with respect thereto; (d) all customer, vendor, franchise, license, agency, sales representative, distributor, broker and similar agreements; (e) all contracts, agreements and other understandings or arrangements between a Person and any stockholder, member, partner, officer, director, manager, Affiliate or agent thereof; (f) all contracts which purport to restrict business activities or use of information, including any covenants not to compete or contracts imposing exclusive dealing obligations; (g) all management, operating, service, membership, joint venture, partnership and teaming agreements; (h) all contracts and agreements pursuant to which there is an agreement to indemnify or hold any Person harmless or to pay liquidated damages of any kind; (i) all collective bargaining agreements; and
(j) all contracts and agreements providing for the acquisition or disposition of an asset.

            Damages. Losses, damages and expenses, including reasonable attorneys' fees and disbursements; provided, that, only for purposes of an indemnification claim made (i) pursuant to Section 9.1(a) that is based upon a breach of Section 3.15 or (ii) pursuant to Section 9.2(d) that is based upon a Release by Purchaser or the breach by Purchaser in any material respect of any Environmental Law, Damages also shall include the following:

            (a) liability for a governmental agency's costs of removal or remedial action for Hazardous Substances; damages to natural resources caused by Hazardous Substances, including the reasonable costs of assessing such damages; or any other Person's costs of responding to Hazardous Substances;

            (b) liability for any costs of investigation, abatement, correction, cleanup, fines, penalties, or other damages arising under any Environmental Laws;

            (c) liability for personal injury, property damage, or economic loss arising under any Environmental Law or as a result of any Release; and

            (d) all costs, expenses, and attorneys' fees incurred by the Indemnified Party in making any reasonable investigation into any such claim or in prosecuting, defending or settling any such claim;

and provided further, that for an indemnification claim made pursuant to Section 9.2(e), (f) or (g), Damages also shall include all costs of litigation (including appeals, remands and retrials) and any judgments and orders entered in any proceedings.

            Date of the Notice of Claim. As defined in Section 9.5(c).

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION

            Deeds. The special warranty deeds to be executed and delivered on the Closing Date by YFC in favor of Purchaser, in the form of Exhibit C.

            Development. As defined in Section 5.3.

            Distribution. The distribution of 100% of the membership interests of YFC LLC and SOG LLC by SOG to Northland Fuel in redemption of a portion of Northland Fuel's SOG Shares.

            Distribution Closing. The actual sale, transfer, conveyance, assignment, and delivery of the interests in YFC LLC and SOG LLC in exchange for a portion of the SOG shares held by Northland Fuel at the time of the Distribution Closing. The Distribution Closing shall be deemed to occur immediately after the NVLC Closing

            DOJ. United States Department of Justice.

            Effective Date. As defined in Section 13.15.

            Employee Plans. As defined in Section 3.16(a).

            Employees. As defined in Section 11.1(a).

            Environmental Insurance Policy. As defined in Section 6.1(j).

            Environmental Law(s). Each applicable Law pertaining to (a) the protection of human health, the environment, natural resources and wildlife, including surface water, groundwater, rivers and other bodies of water, (b) the management, manufacture, possession, presence, use, generation, transportation, treatment, recycling, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Substance, or
(c) pollution, including CERCLA, RCRA, the Clean Air Act, 42 U.S.C.Section 7401 et seq., and the Federal Water Pollution Control Act, 33 U.S.C.Section 1251, et seq. (including its Oil Pollution Prevention regulations, 40 CFR Part 112), the Oil Pollution Act, 33 U.S.C.Section 2701 et seq., the Hazardous Materials Transportation Act, 49 U.S.C.Section 1801 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C.Section 136 et seq., the Occupational Safety and Health Act, 29 U.S.C.Section 651 et seq., the State of Alaska's Oil and Hazardous Substances Pollution Control regulations, 18 AAC ch. 75, and authorizing laws.

            ERISA. Employee Retirement Income Security Act of 1974.

            ERISA Affiliate. Any corporation, partnership or trade or business that is a member of a group that includes any Seller or SOG and is treated as a single employer within the meaning of Code Section 414.

            Escrow Agent. A bank or other financial institution chosen by Purchaser and Northland Fuel.

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION

            Escrow Agreement. The Escrow Agreement to be entered into on the Closing Date among the Escrow Agent, Purchaser and Sellers, substantially in the form of Exhibit D (or with such changes thereto as may be required by the Escrow Agent and reasonably acceptable to Purchaser and Northland Fuel).

            Escrow Amount. $3,000,000, which shall be to secure (a) Northland Fuel's obligation, if any, to make a payment in connection with the Final SOG Adjusted NWC, (b) YFC's obligation, if any, to make a payment in connection with the Final YFC Adjusted NWC, (c) Sellers' indemnification obligations under Sections 9.1 and 10.4(f) and (d) Northland Fuel's Guaranty of YBL's obligations under the YBL Purchase Agreement and which shall be deposited with the Escrow Agent at Closing pursuant to Section 2.2(a)(iv), to be held and disbursed in accordance with the terms and conditions of the Escrow Agreement.

            Final Purchase Price. The sum of (a) the Final YFC Purchase Price, plus (b) the Final SOG Purchase Price plus (c) the NVLC Vessels Purchase Price.

            Final Purchase Price Allocation. As defined in Section 2.6(b).

            Final SOG Adjusted NWC. As defined in Section 2.2(b)(ii).

            Final SOG Purchase Price. The sum of (a) $18,000,000 plus (b) the Final SOG Adjusted NWC.

            Final YFC Adjusted NWC. As defined in Section 2.2(b)(ii).

            Final YFC Purchase Price. The sum of (a) $29,200,000 plus (b) the Final YFC Adjusted NWC.

            Financial Statements. The unaudited combined balance sheet and statement of income of SOG and YFC as of and for the three years ended October 31, 2001, 2002 and 2003, copies of which are attached hereto as part of Schedule 3.5.

            FTC. Federal Trade Commission.

            GAAP. Generally accepted accounting principles in the United States, consistently applied.

            Hazardous Substance. Any substance which is (a) defined as a hazardous substance, hazardous material, hazardous waste, pollutant or contaminant under any Environmental Law, (b) a petroleum hydrocarbon, including crude oil or any fraction thereof, (c) hazardous, toxic, corrosive, flammable, explosive, infectious, radioactive or carcinogenic, or (d) regulated pursuant to any Environmental Law.

            Hourly Employees. As defined in Section 11.1(a).

            HSR Act. Hart-Scott-Rodino Antitrust Improvements Act of 1986 and the rules and regulations thereunder.

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION

            Indemnified Party. As defined in Section 9.4.

            Indemnifying Party. As defined in Section 9.4.

            Independent Auditors. KPMG or, if KPMG is unable or unwilling to be engaged for the purposes contemplated herein, such other accounting firm mutually acceptable to Purchaser and Sellers and, if Purchaser and Sellers are unable to agree on such a firm within 35 days following Purchaser's receipt of the Adjustment Report (or if Purchaser and Sellers are unable to agree on such a firm within 50 days following Sellers' receipt of Purchaser's proposed Purchase Price Allocation), an accounting firm of nationally recognized standing, chosen by lot.

            Insurance Policies. As defined in Section 3.25.

            Intellectual Property. Trademarks, service marks, trade names, logos, slogans, patents and copyrights and their registrations or applications; inventions and all improvements thereto; licenses with respect to any of the foregoing; trade secrets and confidential business information, designs, drawings, specifications, technical data and documentation, pricing and cost information, business marketing plans and proposals; all computer software (including data and related documentation); all other proprietary rights; all copies and tangible embodiments of any and all of the foregoing; customer and vendor lists and the goodwill associated with any of the foregoing.

            Interim Balance Sheet. The balance sheet included in the Interim Financial Statements.

            Interim Balance Sheet Date. May 31, 2004.

            Interim Financial Statements. The unaudited combined balance sheet and statement of income of SOG and YFC as of and for the seven-month period ended on the Interim Balance Sheet Date, copies of which are attached hereto as part of Schedule 3.5.

            Inventories. The YFC Inventory and the SOG Inventory, collectively.

            IRS. Internal Revenue Service.

            LaSalle. LaSalle Bank National Association.

            Law. Any law, statute, regulation, rule, ordinance, order, decree or other binding action or requirement of an Authority.

            Leased Real Property. The leasehold or subleasehold estates in those certain parcels of land more fully described on Schedule 3.11 under the heading "Leased Real Property" and any leasehold improvements thereon. For purposes hereof, the Leased Real Property shall not include any Retained Asset.

            Leasehold Policies. As defined in Section 5.7(a)(ii).

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION

            Lien. Any lien (statutory or otherwise), mortgage, pledge, maritime lien, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or security agreement, restriction, equity, claim or preferential arrangement of any kind or nature whatsoever (including the interest of a vendor or lessor under any conditional sale, capitalized lease or other title retention agreement).

            Material Adverse Change or Material Adverse Effect. Any change in, or effect on, the Business as currently conducted by YFC or SOG, or any loss or damage to the YFC Purchased Assets, the NVLC Vessels or SOG's assets, in any case, that is or is reasonably likely to be materially adverse to the results of operations or financial condition of either the YFC Business or the SOG Business, after giving effect to the transactions contemplated by this Agreement; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change: (a) any adverse change, event, development or effect arising from or relating to (1) general business or economic conditions, including such conditions related to either Business, (2) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States (other than any such condition or occurrence that physically affects any material facility or equipment owned or operated by YFC, NVLC or SOG), (3) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index) or (4) changes in GAAP; or (b) any existing event, occurrence or circumstance of which any officer of Purchaser set forth on Schedule 1.2(a) has actual knowledge as of the date of this Agreement.

            Material Contracts. Any or all of the following: those Contracts to which either YFC or SOG is a party or by which any of YFC, SOG or any Purchased Vessel is otherwise bound (other than (i) Contracts which constitute Retained Assets or (ii) the NVLC Vessel Charters) (a) that, individually, involve the payment by (or to) either SOG or YFC of more than $50,000 in the aggregate, (b) that include a non-compete or non-solicitation covenant by either SOG or YFC or an agreement by YFC or SOG to pay liquidated damages, (c) that are Real Property Leases or vessel charters, (d) that are for indebtedness for money borrowed, (e) pursuant to which either SOG or YFC has guaranteed the obligations of another Person, (f) that have a remaining term of at least one year, (g) that are collective bargaining agreements and all employment and compensation agreements (other than for the Non-Hired YFC Employees), (h) that are licenses of Intellectual Property, (i) that constitute the acquisition agreements and other Contracts set forth on Schedule 3.7 under the heading "Acquisition Agreements and Related Documents" or (j) that are with an Affiliate of any Seller.

            New Employees. Any Employees who are employed by Purchaser on or after the Closing Date.

            Nonassignable Contracts. As defined in Section 10.3(a).

            Nonassignable Permits. As defined in Section 10.3(a).

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION

            Non-Hired Non-Union YFC Employees. As defined in Section 11.1(a).

            Non-Hired Union YFC Employees. As defined in Section 11.1(a).

            Non-Hired YFC Employees. As defined in Section 11.1(a).

            Non-Retained SOG Employees. As defined in Section 11.1(b).

            Non-Union Employees. As defined in Section 11.1(a).

            Northland Fuel. As defined in the introductory paragraph hereof.

            Northland Holdings. Northland Holdings, Inc., a Delaware corporation.

            Northland Holdings Reorganization. As defined in Section 9.3(e).

            Notice of Claim. As defined in Section 9.4.

            NVLC. As defined in the introductory paragraph hereof.

            NVLC Closing. The actual sale, transfer, conveyance, assignment, and delivery of the NVLC Vessels in exchange for the NVLC Vessels Purchase Price payable to NVLC on the Closing Date pursuant to this Agreement. The NVLC Closing shall be deemed to occur immediately after the YFC Closing

            NVLC Vessel Charters. Collectively, the bareboat charters of the NVLC Vessels between NVLC and YBL and the time charters of the NVLC Vessels between YBL and YFC or SOG, as in effect on the date hereof or as of the Closing Date.

            NVLC Vessels. The vessels listed on Schedule 3.9(b) under the heading "NVLC Vessels", together with each vessel's engines, machinery, masts, spars, boats, anchors, cables, chains, rigging, tackle, fittings, tools, pumps, pumping equipment, fuels and lubes, gear, apparel, furniture, furnishings, logs, manuals, plans, parts lists and other documents, outfit, appliances, equipment, spares or replacement parts, and all other appurtenances thereunto appertaining or belonging wherever located and whether aboard or on shore.

            NVLC Vessels Purchase Price. $5,000,000.

            NWC. Net working capital.

            Ordinary Course of Business. The ordinary course of business of SOG or YFC, as applicable, in accordance with past custom and practice.

            Orvil 1. The vessel owned by YFC and known as the "Orvil 1".

            Owned Real Property. Those certain parcels of land identified on
Schedule 3.11 under the heading "Owned Real Property," together with all buildings, structures, improvements

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION
and fixtures located thereon, and all easements and other rights and interests appurtenant thereto. For purposes hereof, the Owned Real Property shall not include any Retained Asset.

            Past Service. As defined in Section 11.3.

            Permits. As defined in Section 3.19.

            Permitted Exceptions. With respect to the Real Property, the following:

            (a) all Liens relating to the YFC Assumed Liabilities;

            (b) all Liens for Taxes, assessments, both general and special, water and sewer rents, and other governmental charges which are not delinquent as of the Closing Date or which are being contested by appropriate proceedings;

            (c) all building codes and zoning ordinances and other Laws heretofore, now or hereafter enacted, made or issued affecting the Real Property or the activities conducted thereon;

            (d) all recorded easements, rights-of-way, covenants, conditions, restrictions, reservations, licenses, agreements, and other similar matters affecting the Real Property which are of record;

            (e) all encroachments, overlaps, boundary line disputes, shortages in area, drainage and other easements, cemeteries and burial grounds and other similar matters which would be disclosed by an accurate survey or inspection of the Real Property;

            (f) all electric, telephone, gas, sanitary sewer, storm sewer, water and other utility lines, pipelines, service lines and facilities of any nature now located on, over or under the Real Property;

            (g) all existing public and private roads and streets (whether dedicated or undedicated), and all railroad lines and rights-of-way affecting the Real Property;

            (h) all recorded rights with respect to the ownership, mining, extraction and removal of minerals of whatever kind and character (including all coal, iron ore, oil, gas, sulfur, methane gas in coal seams, limestone and other minerals, metals and ores) which have been granted, leased, excepted or reserved prior to the date hereof;

            (i) inchoate mechanic's liens, materialmen's liens and similar liens for labor, materials or supplies provided with respect to such Real Property for construction in progress and workmen's, repairmen's, warehousemen's and carrier's liens arising in the Ordinary Course of Business which are of record; and

            (j) any Liens created by or in favor of Purchaser or any Affiliate of Purchaser.

            Person. Any natural person, corporation, limited liability company, partnership, firm, joint venture, joint-stock company, trust, association, Authority, unincorporated entity or organization of any kind.

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION

            Preliminary Purchase Price. The sum of (a) the Preliminary SOG Purchase Price, plus (b) the Preliminary YFC Purchase Price plus (c) the NVLC Vessels Purchase Price.

            Preliminary SOG Adjusted NWC. As defined in Section 2.2(b)(i).

            Preliminary SOG Purchase Price. The sum of (a) $18,000,000 plus (b) the Preliminary SOG Adjusted NWC.

            Preliminary YFC Adjusted NWC. As defined in Section 2.2(b)(i).

            Preliminary YFC Purchase Price. The sum of (a) $29,200,000 plus (b) the Preliminary YFC Adjusted NWC.

            Purchase Price Allocation. As defined in Section 2.6(a).

            Purchased Items. Collectively, the YFC Purchased Assets, the SOG Shares (other than those redeemed as part of the Distribution), and the NVLC Vessels.

            Purchased Vessels. Collectively, the NVLC Vessels and the Orvil 1.

            Purchaser. As defined in the introductory paragraph hereof.

            Purchaser Plans. As defined in Section 11.4.

            Purchaser Warranty Claim. As defined in Section 9.1(a).

            Purchaser's Salaried 401(k) Plan. As defined in Section 11.7.

            Purchaser's Threshold. As defined in Section 9.3(b).

            Purchaser's Union 401(k) Plan. As defined in Section 11.4.

            RCRA. Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq.

            Real Property. Collectively, the Owned Real Property and the Leased Real Property.

            Real Property Leases. All leases and subleases pertaining to the Leased Real Property.

            Reconciliation. As defined in Section 2.2(b)(ii).

            Release. Any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers and other receptacles containing any Hazardous Substance).

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION

            Retained Assets. The SOG Retained Assets and the YFC Retained Assets, collectively.

            Schedules. Collectively, the Schedules to this Agreement.

            Securities Act. Securities Act of 1933.

            Seller Warranty Claim. As defined in Section 9.2(a).

            Sellers. As defined in the introductory paragraph hereof.

            Sellers' 401(k) Plan. As defined in Section 11.7.

            Sellers' Knowledge. The actual knowledge of any of the persons listed on Schedule 1.2(b).

            Seller's Threshold. As defined in Section 9.3(c).

            Settlement Date. As defined in Section 2.2(b)(v).

            Significant Leased Real Property. The Leased Real Property identified on Schedule 5.7; provided however, that in no event shall Schedule
5.7 include a Leased Real Property for which YFC or SOG, as applicable, does not currently carry a leasehold title insurance policy.

            Significant Owned Real Property. The Owned Real Property identified on Schedule 5.7.

            SOG. As defined in the Recitals hereto.

            SOG/LaSalle Pay-Off Amount. The amount of principal outstanding, all accrued and unpaid interest, and any and all other amounts owing, as of the Closing under SOG's and YFC's credit facility with LaSalle.

            SOG Business. As defined in the Recitals hereto.

            SOG Closing. The actual sale, transfer, conveyance, assignment, and delivery of the SOG Shares (not redeemed in the Distribution) in exchange for the Final SOG Purchase Price payable to Northland Fuel on the Closing Date pursuant to this Agreement. The SOG Closing shall be deemed to occur immediately after the Distribution Closing,

            SOG Inventory. The inventories of SOG reflected in the Final SOG Adjusted NWC.

            SOG LLC. As defined in Section 2.4(b).

            SOG Retained Assets. The assets, properties, rights and interests of SOG identified in Schedule 2.4.

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION

            SOG Shares. As defined in the Recitals hereto.

            Special Tax Indemnity Escrow Amount. $1,250,000, which shall secure Sellers' obligations with respect to Tax Indemnification Claims relating to the Northland Holdings Reorganization and which shall be deposited with the Escrow Agent at Closing pursuant to Section 2.2(a)(v) to be held and disbursed in accordance with the terms and conditions of the Escrow Agreement.

            Tax Indemnification Claim. A claim for indemnification against any Seller under (i) Section 9.1(a) based on a breach by Sellers of Section 3.17 or
(ii) Section 9.1(b) based on a breach by Sellers of Section 10.4 or (iii)
Section 10.4(f).

            Taxes. As defined in Section 3.17(a).

            Title Company. As defined in Section 5.7(a)(i).

            Title Policies. As defined in Section 5.7(a)(i).

            Transaction Documents. This Agreement, the Bill of Sale, the Deeds, the USCG Bills of Sale, the Assumption Agreement, the Escrow Agreement and any and all other agreements entered into at the Closing between Purchaser, on the one hand, and Sellers (or any Seller), on the other hand, as any such agreement or instrument may be amended, modified or supplemented from time to time.

            Transactions. The transactions contemplated by this Agreement.

            USCG Bill of Sale. A United States Coast Guard Form CG-1340 Bill of Sale to be executed on the Closing Date by NVLC in favor of Purchaser for each NVLC Vessel.

            Vessel Surveys. As defined in Section 5.7(a)(iv).

            Welfare Plan. A "welfare plan" as defined in ERISA Section 3(1).

            YBL. As defined in the Recitals hereto.

            YBL Assets. The assets, rights, properties and interests to be acquired by Purchaser from YBL pursuant to the YBL Purchase Agreement.

            YBL Purchase Agreement. As defined in the Recitals hereto.

            YFC. As defined in the introductory paragraph hereof.

            YFC Assumed Liabilities. As defined in Section 2.3(a).

            YFC Business. As defined in the Recitals hereto.

            YFC Closing. The actual sale, transfer, conveyance, assignment, and delivery of the YFC Purchased Assets in exchange for the Final YFC Purchase Price payable to YFC on the

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION

Closing Date pursuant to this Agreement. The YFC Closing shall be deemed to occur at 12:01 am on the Closing Date.

            YFC Inventory. As defined in the definition of YFC Purchased Assets.

            YFC LLC. As defined in Section 5.11.

            YFC Purchased Assets. All of the assets, rights and properties owned by YFC, or in which YFC has an interest, on the Closing Date (except for the YFC Retained Assets), including the following:

      (a) the accounts, notes, contract or other receivables of YFC reflected in the Final YFC Adjusted NWC;

      (b) the deposits and advances, prepaid expenses and other prepaid items of YFC reflected in the Final YFC Adjusted NWC;

      (c) the inventories of YFC ("YFC Inventory") reflected in the Final YFC Adjusted NWC;

      (d) the tangible assets, machinery, equipment, tools, dies, molds, spare parts, vehicles, transportation equipment, trucks, rolling stock, vessels (including the Orvil 1), furniture and office equipment, construction-in-progress, computer hardware and computer software, of YFC, including the assets set forth on Schedule 1.2(c) (provided, that Purchaser acknowledges that Schedule 1.2(c) is a listing as of May 31, 2004 and that certain items identified therein may be sold, transferred or otherwise disposed of in the Ordinary Course of Business after such date);

      (e) YFC's rights, title and interest (i) in and to the Owned Real Property owned by YFC and (ii) under the Real Property Leases to which YFC is a party;

      (f) YFC's right, title and interest in, to and under all Contracts to which it is a party or by which it is bound, including the Material Contracts to which it is a party or by which it is bound;

      (g) YFC's right, title and interest in and to its Intellectual Property;

      (h) any permits and licenses of YFC, including YFC's Permits, to the extent transferable or assignable to Purchaser;

      (i) all of YFC's files, papers, documents and records relating to the YFC Business, including credit, sales, financial and accounting records, price sheets, catalogues and sales literature, books, advertising material, stationery, office supplies, forms, catalogues, manuals, including vessel and machinery logs and correspondence, employment records, spill response plans, any other plans approved by Authorities, and any other information reduced to writing relating to the YFC Business;

      (j) the YFC Business as a going concern; and

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION

      (k) the promissory note dated as of May 10, 2000 in the original principal amount of $50,000 by Marine Capital Management, LLC to the order of YFC (it being agreed that no amounts owing thereunder shall be included in the calculation of YFC's Adjusted NWC).

            YFC Retained Assets. The following assets, rights and properties of YFC but only to the extent the same are not fully reflected in the calculation of the Final YFC Adjusted NWC as of the Settlement Date:

            (a) the cash and cash equivalents of YFC, including marketable securities, and bank accounts and deposits;

            (b) all insurance policies of YFC and all rights of YFC of every nature and description under or arising out of such insurance policies, including any refunds of premiums (other than any such refunds that are included as assets in the Final YFC Adjusted NWC);

            (c) claims for refunds of Taxes paid by or on behalf of YFC;

            (d) all past, present and future claims, causes of action, choses in action, rights of recovery (including indemnification rights, if any, under Contracts identified in clause (j) of the definition of "Contracts" herein; provided, that the YFC Retained Assets shall not include any such indemnification rights to the extent that YFC's retention of such rights reduces in any manner whatsoever Purchaser's indemnification rights under such Contracts) and rights of set-off of any kind, except to the extent, but only to the extent, such claims or causes of action (i) offset the YFC Assumed Liabilities or (ii) are not otherwise included in, or necessary for the use of, the YFC Purchased Assets;

            (e) the assets, properties, rights and interests of YFC identified in Schedule 2.4;

            (f) all rights of YFC under this Agreement and the other Transaction Documents to which YFC is a party;

            (g) YFC's corporate seal, minute books and stock record books, the general ledgers and books of original entry, all income Tax returns and other income Tax records, reports, data, files and documents; and

            (h) the NVLC Vessel Charters.

            YFC Retained Liabilities. As defined in Section 2.3(b).

      1.3 Interpretation.

      Unless otherwise expressly provided or unless the context requires otherwise, (a) all references in this Agreement to Articles, Sections, Schedules and Exhibits shall mean and refer to Articles, Sections, Schedules and Exhibits of this Agreement; (b) all references to statutes and related regulations shall include all amendments of the same and any successor or replacement statutes and regulations; (c) words using the singular or plural number also shall include the plural and singular number, respectively; (d) references to "hereof", "herein", "hereby" and

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION
similar terms shall refer to this entire Agreement (including the Schedules and Exhibits hereto); (e) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of an Authority, Persons succeeding to the relevant functions of such Person); and
(f) the term "including" (and correlative terms) shall be deemed to mean "including, without limitation."

                                   ARTICLE II
                                SALE AND PURCHASE

      2.1 Sale and Purchase.

      Upon the terms and subject to the conditions hereof, and in reliance upon the representations, warranties, covenants and agreements made herein by Sellers and Purchaser, on the Closing Date, (a) Purchaser shall purchase and accept from YFC, and YFC shall sell, transfer, convey, assign and deliver to Purchaser, the YFC Purchased Assets, (b) Purchaser shall purchase and accept from NVLC, and NVLC shall sell, transfer, convey, assign and deliver to Purchaser, the NVLC Vessels, (c) SOG shall redeem a portion of the SOG Shares held by Northland Fuel in exchange for interests in YFC LLC and SOG LLC, and (d) Purchaser shall purchase and accept from Northland Fuel, and Northland Fuel shall sell, transfer, convey, assign and deliver to Purchaser, the SOG Shares (other than those redeemed as part of the Distribution).

      2.2 Payment of the Purchase Price; NWC Adjustment.

      (a) On the Closing Date, Purchaser shall pay the Preliminary Purchase Price in exchange for the Purchased Items as follows (it being agreed that, notwithstanding anything to the contrary in clauses (i) through (vi) below, Purchaser shall have no obligation to pay in aggregate in excess of the Preliminary Purchase Price):

            (i) an amount equal to the Preliminary SOG Purchase Price minus (A) $1,000,000 (i.e., 33 1/3% of the Escrow Amount) minus (B) $1,250,000
      (i.e., the Special Tax Indemnity Escrow Amount) minus (C) the SOG/LaSalle Pay-Off Amount, in cash to Northland Fuel by wire transfer of immediately available funds to an account designated by Northland Fuel;

            (ii) an amount equal to the Preliminary YFC Purchase Price minus $2,000,000 (i.e., 66 2/3% of the Escrow Amount), in cash to YFC by wire transfer of immediately available funds to an account designated by Northland Fuel;

            (iii) the NVLC Vessels Purchase Price in cash to NVLC by wire transfer of immediately available funds to an account designated by Northland Fuel;

            (iv) the Escrow Amount in cash to the Escrow Agent by wire transfer of immediately available funds to an account designated by the Escrow Agent;

            (v) the Special Tax Indemnity Escrow Amount in cash to the Escrow Agent by wire transfer of immediately available funds to an account designated by the Escrow Agent; and

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION

            (vi) the SOG/LaSalle Pay-Off Amount in cash to LaSalle by wire transfer of immediately available funds to an account designated by LaSalle.

      (b) (i) At least one (1) day prior to the Closing Date, Sellers shall prepare and deliver to Purchaser calculations of SOG's Adjusted NWC (the "Preliminary SOG Adjusted NWC") and YFC's Adjusted NWC (the "Preliminary YFC Adjusted NWC"), in each case as of the Closing. Sellers and Purchaser acknowledge and agree that, for convenience of reference, the Preliminary SOG Adjusted NWC, the Preliminary YFC Adjusted NWC and the "Preliminary Adjusted NWC" under the YBL Purchase Agreement may be prepared and delivered in consolidating form.

            (ii) Purchaser shall prepare and deliver to Sellers within ninety
      (90) days after the Closing Date (A) calculations of SOG's Adjusted NWC (the "Final SOG Adjusted NWC") and YFC's Adjusted NWC (the "Final YFC Adjusted NWC"), in each case as of the Closing, and (B) a reconciliation of the Preliminary SOG Adjusted NWC and Preliminary YFC Adjusted NWC calculations to the Final SOG Adjusted NWC and Final YFC Adjusted NWC calculations, together with all supporting documentation and computations (collectively, the "Reconciliation"). Purchaser shall promptly make available to Sellers all personnel, books, records and documents reasonably requested by Sellers for purposes of their review of Purchaser's calculation of the Final YFC Adjusted NWC and the Final SOG Adjusted NWC.

            (iii) Within thirty (30) days after the Final SOG Adjusted NWC, the Final YFC Adjusted NWC and the Reconciliation are delivered to Sellers pursuant to Section 2.2(b)(ii), Sellers shall deliver to Purchaser either
      (A) a written acknowledgment accepting the Final SOG Adjusted NWC and the Final YFC Adjusted NWC or (B) a written report setting forth in reasonable detail any proposed adjustments to the Final SOG Adjusted NWC or the Final YFC Adjusted NWC (the "Adjustment Report"). If Sellers fail to deliver such acknowledgment or report to Purchaser within such 30-day period, Sellers shall be deemed to have accepted and agreed to the Final SOG Adjusted NWC and the Final YFC Adjusted NWC as delivered pursuant to
      Section 2.2(b)(ii).

            (iv) In the event that Sellers and Purchaser fail to agree on all of Sellers' proposed adjustments set forth in the Adjustment Report within thirty (30) days after Purchaser receives the Adjustment Report, Sellers and Purchaser agree that the Independent Auditors shall, within the 60-day period immediately following such 30-day period, make the final determination of the Final SOG Adjusted NWC and the Final YFC Adjusted NWC. Within five (5) days after the beginning of such 60-day period, Purchaser and Sellers each shall provide the Independent Auditors with their respective versions of the Final SOG Adjusted NWC and the Final YFC Adjusted NWC calculations, together with all supporting documentation, and shall, within three (3) days following any request by the Independent Auditors, provide the Independent Auditors with any working papers, calculations, supporting documentation or additional information that the Independent Auditors may request. The Independent Auditors shall determine the Final SOG Adjusted NWC and the Final YFC Adjusted NWC. The decision of the Independent Auditors shall be final and binding on Sellers and Purchaser.

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION

      The fees, costs and expenses of the Independent Auditors shall be paid by the party whose determination of the Final SOG Adjusted NWC and the Final YFC Adjusted NWC is, in the aggregate, furthest from the determination of the same by the Independent Auditors; provided that if such party's determination is within 10% of the Independent Auditor's determination, such fees, costs and expenses shall be shared equally by Sellers and Purchaser.

            (v) The date on which the Final SOG Adjusted NWC and the Final YFC Adjusted NWC are finally determined pursuant to this Section 2.2(b) shall hereinafter be referred to as the "Settlement Date".

            (vi) No later than ten (10) days after the Settlement Date, (A) Purchaser shall pay to Northland Fuel an amount equal to the excess, if any, of the Final SOG Adjusted NWC over the Preliminary SOG Adjusted NWC or (B) Northland Fuel shall pay to Purchaser an amount equal to the excess, if any, of the Preliminary SOG Adjusted NWC over the Final SOG Adjusted NWC.

            (vii) No later than ten (10) days after the Settlement Date, (A) Purchaser shall pay to YFC an amount equal to the excess, if any, of the Final YFC Adjusted NWC over the Preliminary YFC Adjusted NWC or (B) YFC shall pay to Purchaser an amount equal to the excess, if any, of the Preliminary YFC Adjusted NWC over the Final YFC Adjusted NWC.

            (viii) Any payment required pursuant to Section 2.2(b)(vi) or (vii) shall be by wire transfer of immediately available federal funds for credit to the recipient at a bank account designated by such recipient in writing. In the event that either Northland Fuel or YFC fails to make to Purchaser when due (or to cause the Escrow Agent to disburse to Purchaser) any payment required to be made by it in accordance with Section 2.2(b)(vi)(B) or 2.2(b)(vii)(B), respectively, Purchaser may submit to the Escrow Agent, in accordance with the terms of the Escrow Agreement, a demand for payment of such amount not paid by Northland Fuel or YFC, as the case may be. Sellers and Purchaser agree that the entire Escrow Amount shall be available to satisfy any obligations of Northland Fuel and YFC under this Section 2.2(b)(viii), subject to the terms and conditions of the Escrow Agreement. Following the satisfaction by Northland Fuel and YFC of their respective obligations under this Section 2.2, Northland Fuel may submit to the Escrow Agent for itself and on behalf of YFC, in accordance with the terms of Sections 4(a)(iv)(C) and (D)of the Escrow Agreement, a demand for the payment to Northland Fuel of an amount equal to (A) $1,000,000 minus (B) the amount, if any, of the Escrow Amount disbursed to Purchaser pursuant to the Escrow Agreement in satisfaction of Northland Fuel's and/or YFC's obligations under this Section 2.2(b)(viii); provided, however, that in no event may Northland Fuel make any such demand for payment that would cause the balance of the amount remaining under the Escrow Agreement to be less than $3,250,000.

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION

      (c) To the extent the same are not reflected in the Adjusted NWC calculations, items such as property taxes, bond installments, rentals and other similar ongoing items of expense shall be prorated as of the Closing.

      2.3 YFC Assumed Liabilities.

      (a) Purchaser shall, at the Closing by execution and delivery of the Assumption Agreement, assume, agree to perform, and, when due, pay and discharge, the following obligations and liabilities of YFC (the "YFC Assumed Liabilities"):

            (i) the obligations and liabilities of YFC under the Contracts included in the YFC Purchased Assets (but (A) only to the extent such obligations and liabilities are not attributable to any breach or default, or permit violation, by YFC or any employee, agent or contractor of YFC and (B) not including any such obligations and liabilities to the extent YFC has a YFC Retained Asset that may be properly applied in reduction thereof); and

            (ii) YFC's accounts payable or other liabilities or expenses accrued in the Ordinary Course of Business, but only to the extent included in the Final YFC Adjusted NWC.

      (b) Purchaser shall not assume or pay any, and YFC shall continue to be responsible for all, liabilities of YFC not expressly assumed by Purchaser pursuant to Section 2.3(a) (the "YFC Retained Liabilities").

      2.4 Retained Assets.

      (a) YFC shall not sell, transfer, convey, assign or deliver to Purchaser, and Purchaser shall not purchase from YFC, any YFC Retained Assets.

      (b) Notwithstanding any provision of this Agreement to the contrary, prior to the Closing, Northland Fuel shall cause SOG to contribute the SOG Retained Assets to a newly formed Delaware limited liability company wholly owned by SOG ("SOG LLC").

      2.5 Sales and Transfer Taxes.

      Purchaser shall pay the cost of (a) any real property transfer or similar tax imposed by any Authority which arises out of the transfer of the Real Property; and (b) all other transfer, sales, purchase, use, value added, excise or similar taxes imposed by any Authority which arises out of the transfer by Sellers to Purchaser of any of the other Purchased Items. Sellers will cooperate in good faith and take all appropriate actions reasonably requested by Purchaser to minimize any transfer or similar taxes that may apply to the Transactions.

      2.6 Allocation of Purchase Price.

      (a) As soon as practicable following the Closing Date, but in no event later than the 120th day following the Closing Date, Purchaser shall prepare and deliver to Sellers, at

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION

Purchaser's expense, a schedule setting forth the allocation of the Final YFC Purchase Price and the NVLC Vessels Purchase Price (and all YFC Assumed Liabilities) among the YFC Purchased Assets and the NVLC Vessels, in each case as of the Closing Date (the "Purchase Price Allocation").

      (b) In the event Sellers do not raise any objection to Purchaser's schedule within thirty (30) days of Sellers' receipt thereof, the schedule shall be binding and shall become the final Purchase Price Allocation (the "Final Purchase Price Allocation"). In the event Sellers have any objections to Purchaser's schedule, and Sellers raise such concerns in writing to Purchaser within thirty (30) days of Sellers' receipt, Purchaser and Sellers shall cooperate in good faith to resolve their differences and mutually agree upon a Final Purchase Price Allocation. In the event that Purchaser and Sellers are unable to agree upon the Final Purchase Price Allocation within forty-five (45) days following the receipt of the schedule by Sellers, the Independent Auditors shall determine the Final Purchase Price Allocation. Within fifteen (15) days of engaging the Independent Auditors for such purpose, Purchaser and Sellers shall each provide the Independent Auditors with their respective determinations (and any relevant supporting material) of the Purchase Price Allocation and the Independent Auditors shall select either Purchaser's or Sellers' determination as the Final Purchase Price Allocation. Such decision shall be based on which schedule better satisfies the requirements of Treasury Regulation section 1.1060-1(c). The decision of the Independent Auditors of the Final Purchase Price Allocation shall be final and binding on Purchaser and Sellers. The fees, costs and expenses of the Independent Auditors for their services rendered pursuant to this Section 2.6 shall be paid by the non-prevailing party.

      (c) The parties hereto shall file all federal, state and local tax returns consistent with the Final Purchase Price Allocation and the allocation of the Final SOG Purchase Price to the SOG Shares. Each party agrees to complete IRS Form 8594 consistently with such allocation and to cooperate with the other party in the preparation of Form 8594 and to furnish the other party with a copy of such form prepared in draft form, within a reasonable period before the filing due date of such form. No party hereto shall have any liability to the other arising out of any challenge to such tax allocation by any federal, state or local taxing Authority so long as the party does not take a position inconsistent with the Final Purchase Price Allocation and the allocation of the Final SOG Purchase Price to the SOG Shares in any tax filing or administrative or judicial proceeding.

                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

      As an inducement to Purchaser to enter into and perform its obligations under this Agreement, and in consideration of the covenants of Purchaser contained herein, Sellers, jointly and severally, represent and warrant to Purchaser as follows:

      3.1 Corporate Status; Authority of Sellers; Enforceability.

      (a) Each Seller is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the state of its incorporation or formation and is duly qualified and in good standing in each other jurisdiction where it is required to be qualified.

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION

Each of Northland Fuel, YFC and NVLC has the corporate or limited liability company power and authority necessary to own, lease, operate or otherwise hold its properties and assets and to carry on its business as presently conducted.

      (b) Each Seller has the corporate or limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Sellers of this Agreement, and the performance by Sellers of their respective obligations hereunder, have been duly and validly authorized and approved by all necessary corporate or limited liability company action on the part of Sellers. This Agreement is binding upon, and enforceable against, each Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally and by general principles of equity (whether in a proceeding at law or in equity).

      (c) Neither the execution or delivery of this Agreement by any Seller nor the performance by any Seller of its obligations under this Agreement will (assuming the receipt of all consents expressly described herein) conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any Contract or Permit to which any Seller or SOG is a party or is bound, the certificate or articles of incorporation or formation or bylaws or limited liability company agreement of any Seller or SOG or any applicable Law to which any Seller or SOG is a party or by which any Seller or SOG is bound.

      3.2 Capitalization of SOG.

      (a) The authorized capital stock of SOG consists of 100,000 shares of common stock, no par value, of which only the SOG Shares are issued and outstanding.

      (b) The SOG Shares have been duly authorized, validly issued, fully paid and are nonassessable.

      (c) No third party has any right of first refusal or preemptive right in connection with the SOG Shares, and there are no outstanding options, warrants, convertible or exchangeable securities, nor any agreement or commitment, that could obligate SOG to issue or purchase shares of its capital stock.

      3.3 Ownership of SOG.

      (a) Northland Fuel has good title to the SOG Shares, which consist of 550 shares of SOG's common stock, no par value, free and clear of all Liens (other than Liens to be released at the Closing, which are described on Schedule 3.3), and by the purchase of such 550 SOG Shares hereunder, Purchaser will receive good title to 100% of the outstanding capital stock of SOG, free and clear of all Liens.

      (b) SOG has not granted any option or right, or entered into any agreement or commitment, which now requires, or upon the passage of time or the occurrence of any event may require, SOG to transfer any of the SOG Shares to any third party.

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION

      3.4 Organization of SOG; Indebtedness of SOG.

      (a) SOG is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Alaska, and has the corporate authority to own, lease and operate its properties and to carry on its Business as presently conducted.

      (b) SOG is not, and is not required to be, qualified to transact business in any state other than the State of Alaska.

      (c) SOG does not hold any capital stock or other equity interest in any Person, other than YFC.

      (d) As of the Closing, SOG will have no indebtedness, other than (i) the SOG/LaSalle Pay-Off Amount, (ii) indebtedness, if any, included in the Final SOG Adjusted NWC and (iii) indebtedness under any of the Contracts identified or referenced on Schedule 3.7 to which SOG is a party or is bound.

      3.5 Financial Statements.

      The Financial Statements and the Interim Financial Statements were, and the financial statements to be delivered by Sellers pursuant to Section 5.6 will be, prepared from and based on the books and records of Northland Holdings and its subsidiaries (for all periods prior to April 8, 2004 and by Northland Fuel and its subsidiaries for all periods thereafter) in accordance with GAAP (except that the Financial Statements and the Interim Financial Statements do not include footnote disclosure and the other exceptions from GAAP set forth on
Schedule 3.5) and present fairly in all material respects the financial position and results of operations of SOG and YFC at the dates and for the periods indicated therein. The general ledgers and books of account and all other books and records of Sellers with respect to the Purchased Items fairly reflect in all material respects the information presented therein and have been maintained in accordance with good business practice.

      3.6 Accounts Receivable.

      The accounts receivable and the notes receivable of the Businesses: (a) were acquired by YFC or SOG in the Ordinary Course of Business and represent fully completed bona fide transactions that require no further act on the part of YFC or SOG to make such accounts receivable payable by the account debtors;
(b) represent valid obligations owing to YFC or SOG by account debtors, which are enforceable in accordance with their respective terms (subject to any reserves for doubtful accounts reflected in the books and records of the Businesses, which reserves have been calculated in the Ordinary Course of Business); and (c) are owned by YFC or SOG free and clear of all Liens (other than Liens to be released at or before the Closing, which are described on
Schedule 3.9(a)(i)). Set forth on Schedule 3.6 is a true and complete list of each of YFC's and SOG's ten (10) largest accounts receivable (by name and amount) as of May 31, 2004 and any such receivables that have been outstanding as of the date hereof for more than 90 days are so indicated.

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION

      3.7 Contracts.

      Schedule 3.7 contains a true and complete list of all Material Contracts and true and complete copies of written Material Contracts have been made available to Purchaser. None of YFC, SOG or any Purchased Vessel is a party to (or otherwise bound by) any Contract not entered into in the Ordinary Course of Business. All Material Contracts are valid and binding upon YFC, SOG or NVLC (as applicable) and, to Sellers' Knowledge, the other parties thereto, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally. There is no default or event that with notice or lapse of time, or both, would (a) constitute a default by YFC, SOG or NVLC or, to Sellers' Knowledge, any other party to any of the Material Contracts or (b) impose a Lien on any Purchased Vessel. None of YFC, SOG or NVLC has received notice that any party to any of the Material Contracts intends to cancel or terminate any of such agreements or to exercise or not exercise any options under any of such agreements.

      3.8 Intellectual Property.

      Schedule 3.8 contains a true and complete list of all material trademarks, service marks, trade names, logos, slogans, patents and copyrights and their registrations or applications, if any, owned by YFC or SOG or in which YFC or SOG has any rights or licenses. No Seller has alleged any infringement by any Person on any Intellectual Property. To Sellers' Knowledge, neither YFC nor SOG is infringing, or has been alleged to be infringing, on any Intellectual Property owned by any other Person. Neither YFC nor SOG has any obligation to pay royalties or other burdens to any Person for the use of any of the items listed on Schedule 3.8.

      3.9 Title to Assets; Vessels.

      (a) Except as otherwise disclosed on Schedule 3.9(a), each of YFC and SOG
(i) has good title to, or with respect to Leased Real Property, a valid and binding leasehold interest in, all of its assets, free and clear of all Liens (other than Permitted Exceptions and Liens to be released at or before the Closing, which are described on Schedule 3.9(a)(i)), and (ii) owns, or otherwise has an enforceable right under a Contract to use, all of the assets and rights used by it in the operation of its respective Business, including the YFC Purchased Assets.

      (b) Except as otherwise disclosed on Schedule 3.9(b), NVLC has good title to all of the NVLC Vessels, free and clear of all Liens (other than Liens to be released at or prior to the Closing). Except as otherwise disclosed on Schedule 3.9(b), the NVLC Vessels are duly documented under the laws and flag of the United States of America and each is covered by a valid and currently effective certificate of documentation. NVLC is the sole owner of each NVLC Vessel.

      (c) Except as otherwise disclosed on Schedule 3.9(b), the NVLC Vessels are properly documented under the laws of the United States. Each Purchased Vessel is designed to meet in all material respects and, on the Closing Date, shall meet in all material respects, the requirements under all laws, treaties and conventions applicable to such vessel in its current use, and all rules and regulations promulgated under such laws, treaties and conventions. NVLC

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION
maintains for the NVLC Vessels (and YFC maintains for the Orvil 1) such U.S. Coast Guard Certificates of Inspection and other certificates as may be required under applicable Federal, state and local laws and regulations for the NVLC Vessels' (or the Orvil 1's) current use in the Businesses, and all such certificates are valid and in full force and effect with no recommendations or outstanding requirements and, to Sellers' Knowledge, kept in the respective locations required by law.

      (d) NVLC is deemed to be a "citizen of the United States" with respect to its ownership of the NVLC Vessels for purposes of the first proviso of Section 27 of the Merchant Marine Act, 1920, Section 2 of the Shipping Act of 1916 and 46 U.S.C. Section 12102(a). Except as otherwise disclosed on Schedule 3.9(b), each NVLC Vessel holds a valid United States certificate of documentation with coastwise endorsement pursuant to 46 U.S.C. Section 12106(e).

      (e) The Orvil 1 is a landing craft owned by YFC and utilized in Bethel, Alaska solely for oil spill response purposes. The Orvil 1 was constructed in the U.S. and is documented with the U.S. Coast Guard with a registry endorsement only. The Orvil 1 is not documented for U.S. coastwise trade.

      3.10 Required Assets.

      (a) Except for the YFC Retained Assets, the NVLC Vessels, the NVLC Vessel Charters, the YBL Assets, the Nonassignable Contracts, the Nonassignable Permits and as identified on Schedule 3.10, all of the material rights, Permits, properties and assets required by YFC in connection with owning and operating its Business in the manner heretofore operated are (i) either owned by YFC or licensed or leased to YFC under a Contract conveyed to Purchaser under this Agreement (except as otherwise contemplated by Section 10.3) and (ii) included in the YFC Purchased Assets.

      (b) Except for the SOG Retained Assets, the NVLC Vessels, the NVLC Vessel Charters, the YBL Assets and as identified on Schedule 3.10, all of the material rights, Permits, properties and assets required by SOG in connection with owning and operating its Business in the manner heretofore operated are either owned by SOG or licensed or leased to SOG.

      3.11 Real Property.

      Other than its fee simple interest in Owned Real Property and in SOG Retained Assets and its leasehold, subleasehold or other interest in Leased Real Property, neither SOG nor YFC has any ownership, leasehold or subleasehold interest in any real property. All amounts due and payable with respect to the Real Property, including real estate taxes and assessments, either have been paid or will be paid prior to delinquency and there exists no lien for real estate taxes or assessments against the Real Property, other than a lien for real estate taxes and assessments for amounts not yet due and payable or due and payable but not yet delinquent. To Sellers' Knowledge, there are no existing disputes with respect to (i) electric, telephone, gas, sanitary sewer, storm sewer, water or other utility lines, pipelines, service lines or facilities of any nature now located on, over or under the Real Property, (ii) existing public or private roads or streets (whether dedicated or undedicated), or any railroad lines or rights-of-way affecting the Real

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION

Property, (iii) inchoate mechanic's liens, materialmen's liens or similar liens for labor, materials or supplies provided with respect to the Real Property for construction in progress or workmen's, repairmen's, warehousemen's or carrier's liens, in any case that could reasonably be expected to result in a Material Adverse Effect or (iv) encroachments, overlaps, boundary line disputes, shortages in area, drainage or other easements, cemeteries or burial grounds or other similar matters.

      3.12 Compliance with Laws.

      Except as disclosed on Schedule 3.12, each of YFC and SOG has complied in all material respects with all, and is not in violation of any, applicable Laws affecting its properties or Business, other than (a) Environmental Laws, which are addressed separately in Section 3.15, (b) Laws applicable to the Employee Plans, which are addressed separately in Section 3.16, (c) Laws regarding Taxes, which are addressed separately in Section 3.17, (d) with respect to Permits, which are addressed separately in Section 3.19 and (e) violations which would not singly, or in the aggregate, constitute a Material Adverse Effect. There is currently pending no notification to any Seller or SOG that it is in violation in any material respect of any Law.

      3.13 Litigation.

      Schedule 3.13 identifies all suits, actions, arbitrations, and legal, administrative and other proceedings and governmental investigations pending or, to Sellers' Knowledge, threatened against or affecting YFC, SOG or their respective Businesses or NVLC or any Purchased Vessel (other than the AVEC Litigation and the Alaska AG Investigation). Except as identified on Schedule 3.13, neither YFC nor SOG is presently engaged in any legal action to recover moneys due to it or damages sustained by it. None of the matters identified on
Schedule 3.13, if decided adversely to any Seller or SOG, as the case may be, could reasonably be expected to have a Material Adverse Effect.

      3.14 Employment Contracts and Labor Matters.

      Neither YFC nor SOG has any employment contracts, consulting agreements, collective bargaining agreements or similar arrangements except those identified on Schedule 3.14. All such contracts and arrangements are in full force and effect, and to Sellers' Knowledge, no Person is in default under any such contract or arrangement. There is no pending or, to the Sellers' Knowledge, threatened labor dispute, strike or work stoppage affecting either Business. No present or former director, officer or employee of SOG is or will be eligible to receive any bonus, commission, severance pay, lump sum or other payment, compensation or other remuneration from SOG as a result of any of the transactions contemplated by this Agreement. There is no organized labor strike, dispute, slowdown or stoppage, or collective bargaining or unfair labor practice claim pending or, to Sellers' Knowledge, threatened against or affecting either of the Businesses or NVLC that would constitute a Material Adverse Effect.

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION

      3.15 Environmental. Except as disclosed in Schedule 3.15:

      (a) To Sellers' Knowledge: (i) each of YFC and SOG currently holds or has applied for all material permits, licenses and approvals of Authorities required under Environmental Laws with respect to its Business; (ii) neither YFC nor SOG is in violation in any material respect of any of such permits, licenses or approvals; and (iii) neither YFC nor SOG is in violation in any material respect of any Environmental Laws. To Sellers' Knowledge: (A) NVLC currently holds or has applied for all material permits, licenses and approvals of Authorities required under Environmental Laws with respect to the NVLC Vessels and YFC currently holds or has applied for all material permits, licenses and approvals of Authorities required under Environmental Laws with respect to the Orvil 1;
(B) neither NVLC nor YFC is in violation in any material respect of any of such permits, licenses or approvals; (C) NVLC is not in violation in any material respect of any Environmental Law with respect to the NVLC Vessels; and (D) YFC is not in violation in any material respect of any Environmental Law with respect to the Orvil 1.

      (b) No Hazardous Substance is currently used, maintained, stored or generated by either Business or any Purchased Vessel in violation in any material respect of any Environmental Law.

      (c) No complaint is currently pending and, to Sellers' Knowledge, no investigation is pending or threatened by any Authority, with respect to (i) any alleged violation by any of YFC, SOG or NVLC (with respect to the NVLC Vessels) of any Environmental Law or (ii) any alleged failure by any of YFC, SOG or NVLC (with respect to the NVLC Vessels) to have any environmental permit, certificate, license, approval, registration or authorization required in connection with its Business or properties or (iii) any use, possession, generation, treatment, storage, recycling, transportation, release or disposal by or on behalf of any of YFC, SOG or NVLC (with respect to the NVLC Vessels) of any Hazardous Substance. No notice of violation, citation, summons or order is currently pending with respect to any of the items in clauses (i) - (iii) of the immediately preceding sentence.

      (d) Since April 14, 1998, none of Northland Fuel or Northland Holdings (but with respect to Northland Holdings not after April 8, 2004) (with respect to either Business), YFC or SOG has received any request for information, notice of claim, written demand or notification that it is a "potentially responsible party" with respect to any investigation or remediation of any threatened or actual release of any Hazardous Substances under any Environmental Law.

      (e) Since April 14, 1998, no written notice has been received by Northland Fuel or Northland Holdings (but with respect to Northland Holdings not after April 8, 2004) (with respect to either Business), YFC or SOG with respect to the listing or proposed listing of any property currently or previously owned, operated or leased by YFC or SOG on the National Priorities List promulgated pursuant to CERCLA or CERCLIS or any similar state list of sites requiring investigation or cleanup.

      (f) To Sellers' Knowledge, there has not been any Release by YFC or SOG of any Hazardous Substance on or from the Real Property, or any other property now or in the past

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION
owned, leased or used by either Business, which Release could reasonably be expected to have a Material Adverse Effect. To Sellers' Knowledge, there has not been any Release by a Purchased Vessel of any Hazardous Substance which could reasonably be expected to have a Material Adverse Effect.

      3.16 Employee Benefit Matters.

      (a) Schedule 3.16 lists all pension, profit sharing, incentive, bonus, deferred compensation, retirement, stock option, stock purchase, severance, medical and hospitalization, insurance, vacation, salary continuation, sick pay, welfare, fringe benefit, and other employee benefit plans, contracts, programs, policies and arrangements which YFC or SOG maintains or under which YFC or SOG has any obligations with respect to any employee or former employee of its Business (collectively, "Employee Plans").

      (b) All contributions, premium payments and other payments due as of the Closing Date from YFC or SOG to or under its Employee Plans have been paid.

      (c) No Employee Plan is (i) an "employee pension benefit plan" (as defined in ERISA Section 3(2)) that is subject to Title IV of ERISA or (ii) a "multiemployer plan" (as defined in ERISA Section 3(37)). There has been no termination of any "employee pension benefit plan" (as defined in ERISA Section 3(2)) under which YFC, SOG or any ERISA Affiliate has or had any obligation to make a contribution, and no proceedings to terminate any such plan have been initiated. None of YFC, SOG or any ERISA Affiliate has incurred or has any accrued or contingent withdrawal liability with respect to any "multiemployer plan" (as defined in ERISA Section 3(37)) that has not been fully paid.

      (d) Each Employee Plan has been maintained in accordance with its governing documents and all applicable provisions of ERISA, the Code and other applicable Laws. All required disclosures to employees and all required filings and other reports relating to each Employee Plan have been timely made.

      (e) There is no litigation, disputed claim (other than routine claims for benefits), governmental proceedings, audit or inquiry pending or, to Sellers' Knowledge, threatened, with respect to any Employee Plan. There have been no "prohibited transactions" (as defined in ERISA Section 406 or Code Section 4975) with respect to any Employee Plan for which no individual or class exemption exists.

      (f) For each Employee Plan, Sellers have made available to Purchaser copies of the following: the current plan documents, any amendments thereto, and the related summary plan description, if any; each trust or custodial agreement and each deposit administration, group annuity, insurance, or other funding agreement, if any; the latest financial reports and actuarial reports; the most recent determination letter issued by the IRS, if any; and the most recent Annual Report Form 5500, if any.

      (g) Each Employee Plan which is a Welfare Plan has complied with the applicable requirements of Title I of ERISA, including Parts 6 and 7 of Subtitle B, with Code Section 4980B and with Code Sections 9801-9833.

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION

      (h) Each Employee Plan which is intended to qualify as a tax-qualified retirement plan under Code Section 401(a) has been drafted to incorporate the qualification requirements set forth in Code Section 401(a) (including those requirements of the group of four statutes commonly referred to as "GUST"), will be timely submitted to the IRS for a favorable determination letter, and, at the request of the IRS, will be timely amended in order to obtain a favorable determination letter.

      3.17 Tax Matters.

      (a) The term "Taxes" means all types of taxes of any kind, including net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, employment, excise, goods and services, severance, stamp, occupation, premium, property, assessments, environmental, customs duties, unemployment, disability, registration, value added, alternative, add-on minimum, estimated or other governmental charges of any kind whatsoever, together with any interest, fines and any penalties, additions to tax or additional amounts incurred or accrued under applicable federal, state, local or foreign tax law or assessed, charged or imposed by any Authority, provided that any interest, penalties, additions to tax or additional amounts that relate to Taxes for any taxable period (including any portion of any taxable period ending on or before the Closing Date) shall be deemed to be Taxes for such period, regardless of when such items are incurred, accrued, assessed or charged.

      (b) Except as provided in Schedule 3.17:

            (i) Each of YFC and SOG has timely filed all Tax returns, reports or estimates for all years and periods (and portions thereof) and for all jurisdictions (whether federal, state, local or foreign) in which any such returns, reports or estimates were due. All material Taxes due and payable in respect of such returns, reports and estimates have been paid or accrued on the books and records of YFC or SOG. All Taxes not yet due and payable have been fully accrued on the books of YFC or SOG or are being contested in good faith.

            (ii) All Taxes required to be withheld by YFC or SOG from amounts paid to employees, creditors, or other third parties have been properly withheld and deposited with the applicable Authority.

            (iii) No federal, state, local or foreign Tax audits or other administrative proceeding, discussions or court proceedings exist or are presently pending or, to Sellers' Knowledge, threatened with regard to any Taxes or Tax returns of YFC or SOG.

            (iv) Except for Taxes of Sellers and other members of the consolidated, combined and unitary group the parent of which is SOG, SOG is not liable for any Taxes of any other Person as a result of transferee liability, joint and several liability, or a contract.

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION

            (v) SOG is not a "United States real property holding company" within the meaning of Code section 897.

            (vi) The Transactions will not cause any compensation payments by SOG that will be subject to Code Section 280G.

            (vii) There is no extension or waiver of the statute of limitations period applicable to any separate Tax return of SOG (without regard to any consolidated, combined or unitary tax return filed by Sellers or their Affiliates that includes SOG), which period (after giving effect to such extension or waiver) has not yet expired.

            (viii) In the three years prior to the date hereof, SOG has not distributed stock of another Person, nor has its stock been distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by section 355 of the Code.

            (ix) SOG is not party to any transfer pricing agreement or arrangement.

      3.18 Consents.

      Except (a) as disclosed on Schedule 3.18 or (b) as required under the HSR Act, no consent, approval, order or authorization of, or registration, declaration or filing with, any Authority or any other Person is required to be obtained or made by Sellers or SOG in connection with the execution and delivery of this Agreement or the performance by Sellers of their obligations hereunder.

      3.19 Licenses and Permits.

      Schedule 3.19 lists all qualifications, registrations, filings, privileges, franchises, immunities, licenses, permits, authorizations and approvals of Authorities which are used or required in order for YFC and SOG to own and operate their respective Businesses, for YFC to own and operate the Orvil 1 and for NVLC to own and operate the NVLC Vessels, other than any thereof that YFC's, SOG's or NVLC's failure to possess would not have a Material Adverse Effect (collectively, "Permits"); and each Permit is in good standing, valid and subsisting, and in full force and effect in accordance with its terms, and, except as set forth on Schedule 3.18, assignable to the extent necessary to consummate the Transactions. Each of YFC, SOG and NVLC (with respect to the NVLC Vessels) has complied in all material respects with, and is not in violation of, any of its Permits, other than violations which would not singly, or in the aggregate, constitute a Material Adverse Effect.

      3.20 Conduct of Business Since Interim Balance Sheet Date.

      Since the Interim Balance Sheet Date:

      (a) the Businesses have been conducted, and the NVLC Vessels operated, only in the Ordinary Course of Business;

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION

      (b) except (i) as described on Schedule 3.20, (ii) for Retained Assets distributed or otherwise conveyed to Northland Fuel or another Person or Persons or (iii) for Inventory or other tangible assets and supplies purchased, sold or otherwise disposed of in the Ordinary Course of Business, neither YFC nor SOG has purchased, sold, leased, mortgaged, pledged or otherwise acquired or disposed of any material properties or assets;

      (c) neither YFC nor SOG has sustained or incurred any material physical loss or damage with respect to its Business (whether or not insured against), including on account of fire, flood, accident or other calamity;

      (d) neither YFC nor SOG has increased the rate of compensation, benefits or bonuses of, or made any loans to, any officer or other employee of its Business, except in the Ordinary Course of Business or as disclosed in writing to Purchaser (including via e-mail);

      (e) there has been no Material Adverse Change;

      (f) neither YFC nor SOG has changed any accounting methods or practices (including any change in depreciation or amortization policies or rates or in the methods or practices used for calculating charges, accruals and reserves for unpaid Taxes), except as required by Law;

      (g) SOG has not declared or paid any dividend or made any distribution (other than of SOG Retained Assets) on its capital stock, or redeemed, purchased or otherwise acquired any capital stock;

      (h) except as described on Schedule 3.7 or 3.20, neither YFC nor SOG has entered into, terminated or materially amended any Material Contract; and

      (i) neither any Seller nor SOG has agreed to take any of the actions described in paragraphs (b), (d), (f), (g) or (h) above.

      3.21 Undisclosed Liabilities.

      Except as disclosed in Schedule 3.21, on the Interim Balance Sheet Date, neither YFC nor SOG had any liability of the type required to be reflected in balance sheets (but not in the notes thereto) prepared in accordance with GAAP (except for footnote disclosures and any other exceptions to GAAP identified on Schedule 3.5) which was not disclosed, reflected or reserved against in the Interim Balance Sheet; and, except for liabilities incurred since the Interim Balance Sheet Date in the Ordinary Course of Business, since the Interim Balance Sheet Date, neither YFC nor SOG has incurred any liability.

      3.22 Powers of Attorney.

      No Person holds any power of attorney from SOG.

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION

      3.23 Brokers' Fees.

      No Seller or SOG has dealt with any broker, finder or consultant in connection with the transactions contemplated by this Agreement, and no Person acting on behalf of or at the direction of any Seller or SOG is entitled to any commission or finder's fee in connection with the sale of the Purchased Items to Purchaser.

      3.24 Accounts Payable.

      All accounts and notes payable and accrued expenses of the Businesses have been incurred or have arisen only in the Ordinary Course of Business. Except as disclosed on Schedule 3.24 or except as do not exceed $10,000 in the aggregate, there is no dispute between either Business and any payee with respect to any such payable. Set forth on Schedule 3.24 is a true and complete list of each of YFC's and SOG's ten (10) largest accounts payable (by name and amount) as of May 31, 2004.

      3.25 Insurance.

      A complete list of all material insurance policies (the "Insurance Policies") held by SOG or Sellers covering the Businesses or any of the properties or assets of YFC, SOG or NVLC, is contained in Schedule 3.25. True, correct and complete copies of all material Insurance Policies have been delivered to and/or made available to Purchaser for copying and inspection.

      3.26 Condemnation and Similar Proceedings.

      Neither the whole nor any portion of the Real Property or any other asset or property of either of the Businesses or any NVLC Vessel is subject to any governmental decree or order to be sold, or is being condemned, expropriated or otherwise taken by any governmental or quasi-governmental entity, with or without payments of compensation therefor, nor, to Sellers' Knowledge, is any such condemnation, expropriation or taking threatened.

      3.27 Inventories.

      All Inventory is saleable and in good condition, subject to any obsolescence reserve maintained in the Ordinary Course of Business. No item of Inventory was valued for purposes of the Financial Statements in excess of the lower of its cost or market value.

      3.28 Environmental Insurance Policy. To the Sellers' Knowledge, the application submitted by YFC for the Environmental Insurance Policy will be correct and complete in all material respects as of the date submitted.

      3.29 Disclaimer of Warranties.

      EXCEPT WITH RESPECT TO THE WARRANTIES AND REPRESENTATIONS SPECIFICALLY SET FORTH IN THIS AGREEMENT, SELLERS MAKE NO WARRANTY, EXPRESS OR IMPLIED, WHETHER OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY AS TO THE BUSINESSES, THE

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION

YFC PURCHASED ASSETS OR NVLC VESSELS, OR ANY PART THEREOF, OR AS TO THE CONDITION OR WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT, SUBJECT TO THE TERMS AND CONDITIONS OF THIS AGREEMENT, THE BUSINESSES, THE YFC PURCHASED ASSETS AND NVLC VESSELS ARE TO BE CONVEYED HEREUNDER "AS IS" AND "WHERE IS" ON THE CLOSING DATE, AND IN THEIR THEN PRESENT CONDITION. PURCHASER SHALL RELY UPON ITS OWN EXAMINATION THEREOF.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

      As an inducement to Sellers to enter into and perform their obligations under this Agreement, and in consideration of the covenants of Sellers contained herein, Purchaser represents and warrants to Sellers as follows:

      4.1 Corporate Status.

      Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

      4.2 Due Authorization.

      The execution and delivery by Purchaser of this Agreement, and the performance by Purchaser of its obligations hereunder, have been duly and validly authorized and approved by all necessary corporate action on the part of Purchaser.

      4.3 Authority of Purchaser.

      Purchaser has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Neither the execution or delivery of this Agreement by Purchaser nor the performance by Purchaser of its obligations under this Agreement will (assuming early termination or expiration of the waiting period required under the HSR Act) conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any contract, lease, indenture, mortgage, deed of trust, note agreement or other agreement or instrument to which Purchaser is a party or by which it is bound, or its certificate of incorporation, bylaws or any applicable Law to which Purchaser is a party or by which Purchaser is bound.

      4.4 Enforceability.

      This Agreement is binding upon, and enforceable against, Purchaser in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally and by general principles of equity (whether in a proceeding at law or in equity).

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION

      4.5 Consents.

      Except as required under the HSR Act, no consent, approval, order or authorization of, or registration, declaration or filing with, any Authority or any other Person is required to be obtained or made by Purchaser in connection with its execution and delivery of this Agreement or the performance by it of its obligations hereunder.

      4.6 Financing.

      Purchaser has the funds necessary to consummate the transactions contemplated by this Agreement and acknowledges that its obligations hereunder are not subject to a financing contingency.

      4.7 Investment Intent.

      (a) Purchaser is acquiring the SOG Shares for its own account and for investment only, and not with a view toward, or sale in connection with, any distribution of any of the SOG Shares in violation of the Securities Act or any rule or regulation promulgated by the Securities and Exchange Commission or any state securities law or regulation. Purchaser has sufficient experience in business, financial and investment matters to be able to evaluate the merits and risks involved in the purchase of the SOG Shares and to make an informed investment decision with respect to such purchase.

      (b) Purchaser understands that the SOG Shares have not been registered under the Securities Act and, therefore, are "restricted securities" within the meaning of Rule 144 under the Securities Act, and the SOG Shares cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption is then available.

      4.8 Brokers' Fees.

      Purchaser has not dealt with any broker, finder or consultant in connection with the transactions contemplated by this Agreement, and no Person acting on its behalf or at its direction is entitled to any commission or finder's fee in connection with its purchase of the Purchased Items from Sellers.

                                   ARTICLE V
                              PRE-CLOSING COVENANTS

      From the date hereof through and including the Closing:

      5.1 Conduct of the Business.

      (a) Except as otherwise contemplated by this Agreement or consented to by Purchaser, YFC shall, and Northland Fuel shall cause SOG to: (i) conduct its operations in the Ordinary Course of Business; (ii) use commercially reasonable efforts to preserve the goodwill of and maintain satisfactory relationships with its customers, suppliers, lessors, creditors, debtors, employees, consultants, agents and other Persons having business relationships with it

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION

(provided, that neither YFC nor SOG shall have any obligation to implement any stay or retention bonus program or agreements); and (iii) maintain in full force and effect with respect to its Business, policies of insurance of the same type, character and coverage as the policies currently carried. Without limiting the generality of the foregoing, during the period from the date hereof through and including the Closing, YFC shall not, and Northland Fuel shall cause SOG to not:

            (i) issue, sell, grant options or rights to purchase, pledge or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge any securities, or grant or accelerate any right to convert or exchange any securities;

            (ii) purchase, acquire or redeem, directly or indirectly, or amend the terms of any securities;

            (iii) split, combine or reclassify its capital stock or declare, set aside, make or pay any dividend or other distribution (other than of YFC Retained Assets or SOG Retained Assets), on any shares of its capital stock;

            (iv) except in the Ordinary Course of Business, (A) make or offer to make any acquisition of any interest in any assets or securities of any Person (whether by merger, stock purchase, asset purchase, lease, license or otherwise), (B) make or offer to make any sale or other disposition or encumbrance of any of its assets or securities (whether by merger, stock sale, asset sale, lease, license or otherwise) (other than SOG Retained Assets and YFC Retained Assets), or (C) commit to incur any capital expenditures in excess of $50,000 in the aggregate;

            (v) except in the Ordinary Course of Business: enter into any Material Contract or amend or cause the termination of any Material Contract, or grant any release or relinquishment of any rights under any Material Contract;

            (vi) except in the Ordinary Course of Business (A) incur or assume any indebtedness; or (B) enter into any new financing arrangements;

            (vii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the liabilities of any other Person;

            (viii) make any loans, advances or capital contributions to, or investments in, any other Person;

            (ix) change any of the accounting principles or practices used by it (including changes in reserve or accrual policies) in a manner that would have a Material Adverse Effect;

            (x) make, change or revoke any material Tax election with respect to a separate Tax return of SOG (or any Tax return of a combined, consolidated or unitary group the common parent of which is SOG), settle or compromise any material Tax liability due with respect to a separate Tax return of SOG (or any Tax return of a

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION
      combined, consolidated or unitary group the common parent of which is
      SOG), or amend any separate Tax return of SOG (or any Tax return of a combined, consolidated or unitary group the common parent of which is
      SOG), in each case, if such action could reasonably be expected to have an adverse effect on SOG after the Closing Date;

            (xi) with respect to SOG only, propose or adopt any amendments to the organizational documents of its Business;

            (xii) forgive any loans to any directors, officers or employees of the Businesses or any of their respective Affiliates;

            (xiii) except in the Ordinary Course of Business or for salary increases disclosed in writing to Purchaser (including via e-mail), (A) enter into any new, or amend any existing, employment, consulting, severance payment, termination payment, salary continuation, change of control or deferred compensation agreements or similar contracts with any of its directors, officers or employees (other than any Non-Hired YFC Employees or Non-Retained SOG Employees), (B) make any changes in the compensation or benefits payable to any of its directors, officers or employees (other than any Non-Hired YFC Employees or Non-Retained SOG Employees) or (C) grant any performance or similar awards or bonuses to any of its directors, officers or employees (other than cash bonuses);

            (xiv) adopt, approve or enter into any new, or materially amend or modify, or terminate any existing, Employee Plan or other employee benefit plan or contract, except as required by Law;

            (xv) hire or terminate any management level employees, other than with Purchaser's consent, which may not be unreasonably withheld; or

            (xvi) agree to do any of the items prohibited by this Section
      5.1(a).

      5.2 Purchaser's Access.

      (a) Sellers shall afford to Purchaser and its officers, employees, auditors and agents the right, at any time prior to the Closing during normal business hours and following reasonable prior notice, access to such books and records of YFC, NVLC and SOG relevant to the Purchased Items as Purchaser may reasonably require. Sellers shall permit Purchaser and its representatives to have access, upon reasonable notice and during normal business hours, throughout the period prior to the Closing, to the Purchased Items, and to any key officers of Sellers and their Affiliates, and shall furnish, and shall cause its Affiliates to furnish, Purchaser during such period with such other information concerning the Businesses as Purchaser or such representatives may reasonably request.

      (b) All fees and expenses of any kind incurred by Purchaser relating to the inspection referred to in Section 5.2(a) will be solely at Purchaser's expense. Purchaser shall pay (or promptly upon request reimburse Northland Fuel for) all fees and expenses incurred by Ernst &

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION

Young LLP in connection with the audits of YFC's and SOG's financial statements requested by Purchaser, whether or not the Transactions are consummated. Purchaser shall indemnify, defend and hold harmless Sellers and their Affiliates, officers, directors, employees and agents from and against any personal injury or property damage suffered in connection with any investigation contemplated by this Section 5.2.

      5.3 Notice of Developments.

      Sellers shall promptly notify Purchaser of any event or occurrence that has as its basis an event or occurrence that arose after the date hereof (a "Development") which would cause a breach at the Closing of any of the representations and warranties in Article III or constitutes a Material Adverse Change or a Material Adverse Effect. Unless Purchaser terminates this Agreement in accordance with Section 12.1(a)(iii)(A) by reason of a Development, the written notice pursuant to this Section 5.3 will be deemed to have amended the Schedules, to have qualified the representations and warranties contained in
Article III, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the Development. Purchaser acknowledges and agrees that Sellers have disclosed to it in writing an employee bonus plan and compensation schedule that Sellers intend to implement at or prior to the Closing and that Purchaser has consented thereto; provided, that Sellers shall have sole responsibility for making any payments contemplated by such employee bonus plan and neither Purchaser nor SOG shall have any responsibility therefor.

      5.4 Exclusivity.

      Unless this Agreement has been terminated in accordance with Article XII,
(a) Sellers shall not, and shall not permit any of their Affiliates, directors, officers, employees, agents or advisors to, initiate, pursue or encourage (by way of furnishing information or otherwise) any inquiries or proposals, or enter into any discussions, negotiations or agreements (whether preliminary or definitive) with any Person, contemplating or providing for any merger, acquisition, purchase or sale of all or any material part of YFC's or SOG's assets or the NVLC Vessels or any of the capital stock of YFC or SOG or other business combination or change in control of either YFC or SOG (an "Alternative Transaction"), other than the transaction contemplated by this Agreement, and
(b) Sellers shall deal exclusively with Purchaser with respect to the sale of the Businesses and the NVLC Vessels. In the event that after the date hereof either Seller or any Affiliate thereof receives a bona fide written proposal, directly or indirectly, from any Person regarding an Alternative Transaction, Sellers shall give prompt written notice to Purchaser of such contact.

      5.5 Governmental Filings and Approvals.

      (a) Sellers and Purchaser agree to (i) file, or cause to be filed, with the DOJ and the FTC, by no later than the tenth Business Day following the date hereof, the premerger notification form required pursuant to the HSR Act and requesting early termination of the waiting period required thereunder; (ii) subject to Sellers' and Purchaser's respective rights to terminate this Agreement pursuant to Section 12.1(a)(vi), timely respond to any and all information and document requests of the FTC, DOJ, the Attorney General of the State of Alaska

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION

(the "Alaska AG") or any other Authority regarding the Transactions; (iii) promptly discuss with the other any and all comments received from any Authority regarding the Transactions; (iv) cooperate with each other in connection with such filings, responses and requests, which cooperation shall include furnishing the other with such information or documents as may be reasonably required in connection with such filings and responses; and (v) promptly notify each other of any other communications with the FTC, DOJ or any other Authority which relate to the Transactions, and to the extent appropriate, to permit the other to participate in any conferences with the FTC, DOJ or any other Authority. Sellers and Purchaser shall bear their own fees, costs and expenses incurred in connection with the activities described in this Section 5.5; provided, however, that Sellers agree to reimburse Purchaser for 50% of the filing fee required by the HSR Act.

      (b) Sellers and Purchaser agree to (i) promptly file, or cause to be promptly filed, with all appropriate Authorities any and all other notices, registrations, declarations, applications and other documents as required by Law to consummate the transactions contemplated hereby and (ii) thereafter diligently pursue all consents, approvals and authorizations from such Authorities as required by Law to consummate the transactions contemplated hereby.

      (c) Notwithstanding anything to the contrary in Sections 5.5(a) and (b), no party shall be obligated to restructure in any material respect the Transactions or waive any material rights or agree to any material limitations on its operations or to dispose of any material asset or collection of assets prior to, at or after the Closing in order to satisfy any requirement of an Authority as a condition for granting its consent, authorization or approval.

      5.6 Monthly Financial Statements.

            Sellers shall provide Purchaser, within 30 days after the end of each month, beginning with the month ended June 30, 2004, an unaudited combined balance sheet and statement of income of SOG and YFC as of the end of, and for, such month.

      5.7 Title Matters and Vessel Surveys.

      (a) Sellers shall obtain and deliver to Purchaser the following:

            (i) at least twenty (20) days prior to the Closing Date, with respect to each parcel of Significant Owned Real Property, an owner's preliminary report on title covering a date subsequent to the date hereof, issued by LandAmerica National Commercial Services (the "Title Company"), which preliminary report shall contain a commitment of the Title Company to issue an owner's title insurance policy on ALTA 1992 Owner's Form insuring the fee simple title in such real estate in an amount mutually acceptable to Purchaser and Sellers (the "Title Policies"), subject only to the Permitted Exceptions, and shall include only the following endorsements, to the extent available at commercially reasonable rates:
      (A) owner's comprehensive, (B) land "same as" survey; and (C) access;

            (ii) at least twenty (20) days prior to the Closing Date, with respect to each parcel of Significant Leased Real Property, a preliminary report on title covering a date

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION
      subsequent to the date hereof, issued by the Title Company, which preliminary report shall contain a commitment of the Title Company to issue a leasehold title insurance policy on ALTA Leasehold Owner's Policy (10-17-92) insuring the leasehold interests under the leases covering such parcels in an amount mutually acceptable to Purchaser and Sellers (the "Leasehold Policies") and shall include only such endorsements, to the extent available at commercially reasonable rates, that are mutually acceptable to Purchaser and Seller;

            (iii) at least twenty (20) days prior to the Closing Date, with respect to each Purchased Vessel, an abstract of title as of a date subsequent to the date hereof showing that such Purchased Vessel is owned by NVLC (or, with respect to the Orvil 1, by YFC) free of any Liens of record;

            (iv) at least twenty (20) days prior to the Closing, all surveys of the Purchased Vessels to which Sellers have access (the "Vessel Surveys");

            (v) at least two (2) days prior to the Closing Date, copies of all of the certificates referred to in Section 3.9(c), as well as any classification certificates or confirmation of class certificates of the Purchased Vessels, free of outstanding requirements; and

            (vi) at least twenty (20) days prior to the Closing Date, the most current surveys that Sellers have of the real estate covered by the preliminary reports on title deliverable under clauses (i) and (ii) above.

      (b) The costs and expenses of the Title Policies and Leasehold Policies referred to in this Section 5.7 and the abstracts of title shall be shared equally by Sellers and Purchaser whether or not the transactions contemplated under this Agreement are consummated.

      5.8 Commercially Reasonable Efforts to Close.

      (a) Subject to the terms and conditions hereof, each of the parties hereto agrees to use all commercially reasonable efforts in good faith to diligently take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable to consummate and make effective by September 15, 2004 (or as soon thereafter as the expiration or early termination of the waiting period under the HSR Act and the entry of the Consent Decree Order) the Transactions and will cooperate fully with the other parties for such purpose.

      (b) Purchaser agrees to promptly notify Sellers if it becomes aware of any event, fact or circumstance that could reasonably be expected to result in the failure of a condition set forth in Section 6.1 to be satisfied on or prior to September 15, 2004 and, if such failure is curable, to allow Sellers a reasonable opportunity to satisfy such condition.

      (c) Sellers agree to promptly notify Purchaser if any of them becomes aware of any event, fact or circumstance that could reasonably be expected to result in the failure of a

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION
condition set forth in Section 7.1 to be satisfied prior to September 15, 2004 and, if such condition is curable, to allow Purchaser a reasonable opportunity to satisfy such condition.

      5.9 Intercompany Indebtedness. Sellers shall have caused to be satisfied or cancelled in full all intercompany indebtedness (but not payables and receivables incurred in the Ordinary Course of Business) between SOG and any of its Affiliates.

      5.10 Landlord Estoppel Certificates. Sellers shall use commercially reasonable efforts to obtain a landlord estoppel certificate substantially in the form of Exhibit E with respect to each parcel of Leased Real Property set forth on Schedule 5.10; provided, however, Sellers shall not be obligated to grant any accommodation (financial or otherwise) to any Person or incur any other obligation or liability therefor.

      5.11 YFC Conversion. Prior to the Closing Date, YFC shall merge (the "Merger") with and into a newly formed Delaware limited liability company that is wholly-owned by SOG ("YFC LLC") with YFC LLC surviving. The parties hereto agree that after the Merger, all references in this Agreement to YFC are with respect to YFC LLC.

      5.12 Environmental Insurance Policy. At least ten (10) days prior to the Closing Date, Sellers shall deliver to Purchaser the proposed form of the Environmental Insurance Policy, together with a copy of the application therefor.

      5.13 Replacement of Certain Northland Holdings' Guarantees. At the Closing, Purchaser shall, or shall cause Crowley Maritime Corporation to, use all commercially reasonable efforts, which in no event shall require the making of any payment, to replace Northland Holdings as the guarantor of each of the contracts identified on Schedule 7.1(h) as being guaranteed by Northland Holdings. Northland Fuel shall take all actions reasonably requested by Purchaser in connection with replacing such guarantees.

                                   ARTICLE VI
                 CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS

      6.1 Conditions to be Satisfied On or Prior to Closing Date.

      The obligation of Purchaser to purchase the Purchased Items under this Agreement is subject to the satisfaction (or waiver by Purchaser), on or prior to the Closing Date, of the following conditions:

      (a) Accuracy of Representations and Warranties. The representations and warranties made by Sellers in this Agreement shall be true and complete in all material respects on the Closing Date as though made on such date, except to the extent the failure of such representations and warranties to be true and complete has not had a Material Adverse Effect.

      (b) Compliance with Agreement. Sellers shall have performed or complied in all material respects with the covenants, agreements and obligations required by this Agreement to be performed or complied with by Sellers on or prior to the Closing Date, except to the extent the failure to so perform or comply has not had a Material Adverse Effect.

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION

      (c) Consents and Landlord Estoppel Certificates. All consents and landlord estoppel certificates required under or with respect to those Material Contracts identified on Schedule 6.1(c) shall have been obtained.

      (d) No Adverse Proceedings. (i) No order shall have been entered in the AVEC Litigation prohibiting Purchaser and Sellers from consummating the Transactions.

            (ii) The Consent Decree Order shall have been entered; provided, that if the Consent Decree Order includes any modification to, or amendment of, the Consent Decree as originally filed with the trial court, such modification and/or amendment shall be in form and substance satisfactory to the Purchaser in its sole discretion.

            (iii) No action, suit or proceeding (other than the AVEC Litigation, the Alaska AG Investigation or any action, suit or proceeding by or on behalf of the State of Alaska or the City of Bethel, Alaska (or any political subdivision thereof)) shall have been instituted or overtly threatened by an Authority, or instituted by any other Person, (A) challenging the acquisition by Purchaser of the Purchased Items or otherwise seeking to restrain, materially delay or prohibit the consummation of the Transactions or seeking damages that could make the Transactions materially more costly to Purchaser or (B) seeking to prohibit or limit in any material respect the ownership or operation by Purchaser of all or a material portion of either Business or any of its other material businesses or to compel Purchaser to dispose of or hold separate all or a material portion of the Purchased Items or any of its other businesses.

      (e) No Material Adverse Change or Effect. There shall have occurred no Material Adverse Change or Material Adverse Effect.

      (f) Closing Documents. Sellers shall have delivered all agreements, certificates, instruments and other documents required to be delivered by Sellers on the Closing Date pursuant to Section 8.3, and the form and substance of all such agreements, certificates, instruments and other documents shall be reasonably satisfactory to Purchaser.

      (g) HSR Approval. The expiration or early termination of the waiting period required under the HSR Act.

      (h) Acquisition of YBL Assets. The YBL Purchase Agreement shall have been executed and delivered by YBL and all of the conditions set forth in Section 6.1 of the YBL Purchase Agreement shall have been satisfied (or waived by Purchaser).

      (i) Title Insurance; Surveys. Sellers shall have caused the Title Company to deliver to Purchaser signed pro formas of the Title Policies and Leasehold Policies or "marked-up" commitments to issue the Title Policies and Leasehold Policies dated and effective as of the date of recording of the Deeds or, in the case of Significant Owned Real Property owned by SOG, within one (1) Business Day of the Closing Date, and in form and substance reasonably acceptable to Purchaser; and Sellers shall have delivered all other items required by Section 5.7(a), in accordance with the requirements thereof. Purchaser shall have determined in

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION
good faith that nothing disclosed in the Title Policies, Leasehold Policies or any of the other documents delivered pursuant to Section 5.7(a) could reasonably be expected to have a Material Adverse Effect.

      (j) Environmental Insurance. Purchaser shall have obtained an environmental insurance policy having terms and conditions reasonably acceptable to Purchaser and providing Purchaser with up to $10.0 million of coverage for up to a five-year period beginning on the Closing Date, but only for the properties identified on Schedule 6.1(j) for which coverage is indicated thereon to be provided and only for the types of coverage indicated for each such property on
Schedule 6.1(j) (the "Environmental Insurance Policy"). Purchaser and SOG shall be the named insureds on the Environmental Insurance Policy and Sellers, Northland Holdings and their respective Affiliates shall be named as additional insureds thereunder.

      (k) Required Permits. Purchaser shall have obtained those Permits necessary for it to operate the Businesses in substantially the same manner as operated by YFC and SOG immediately prior to the Closing (other than any thereof that Purchaser's failure to obtain prior to Closing would not have a Material Adverse Effect); provided, that Purchaser shall have diligently and timely taken all commercially reasonable actions necessary to obtain such Permits prior to the Closing.

      (l) Physical Inventory. Purchaser shall have completed a physical inventory of the Inventories that is reasonably satisfactory to Purchaser; provided, that Purchaser shall have used all commercially reasonable efforts to complete such physical inventories prior to the Closing Date.

      (m) Certain Lease Extensions/Renewals. (i) YFC shall have delivered to Purchaser evidence reasonably satisfactory to it of the extension or renewal of YFC's current lease of real property in Ft. Yukon, Alaska (identified as item 11 on Schedule 3.11) for a term of not less than ten (10) years.

            (ii) SOG shall have delivered to Purchaser evidence reasonably satisfactory to it of the reasonably satisfactory extension or renewal of SOG's current lease of the Valdez Snow Storage Yard in Valdez, Alaska (identified as item 27 on Schedule 3.11).

      6.2 Procedure for Failure to Satisfy Conditions.

      In the event that, in Purchaser's reasonable judgment, any of the conditions precedent set forth in Section 6.1 have not been satisfied as of the intended Closing Date, Purchaser shall notify Sellers in writing indicating its election to (a) waive such conditions precedent or (b) terminate this Agreement pursuant to Section 12.1.

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION

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                                  ARTICLE VII
                  CONDITIONS PRECEDENT TO SELLERS' OBLIGATIONS

      7.1 Conditions to be Satisfied On or Prior to Closing Date.

      The obligations of Sellers to sell the Purchased Items under this Agreement are subject to the satisfaction (or waiver by Sellers), on or prior to the Closing Date, of the following conditions:

      (a) Accuracy of Representations and Warranties. The representations and warranties made by Purchaser in this Agreement shall be true and complete in all material respects on the Closing Date as though made on such date.

      (b) Compliance with Agreement. Purchaser shall have performed or complied in all material respects with the covenants, agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

      (c) No Adverse Proceedings. (i) No action, suit or proceeding (other than the Alaska AG Investigation and the AVEC Litigation) shall have been instituted or overtly threatened by an Authority, or instituted by any other Person, challenging the acquisition by Purchaser of the Purchased Items or otherwise seeking to restrain, materially delay or prohibit the consummation of the Transactions or seeking damages that could make the Transactions materially more costly to Sellers.

            (ii) No order shall have been entered in the AVEC Litigation prohibiting Purchaser and Sellers from consummating the Transactions.

            (iii) The Consent Decree Order shall have been entered; provided, that if the Consent Decree Order includes any modification to, or amendment of, the Consent Decree as originally filed with the trial court that adversely affects any Seller, such modification and/or amendment shall be in form and substance satisfactory to Sellers in their sole discretion.

      (d) Closing Documents. Purchaser shall have delivered all agreements, certificates, instruments and other documents required to be delivered by it on the Closing Date pursuant to Section 8.4, and the form and substance of all such agreements, certificates, instruments and other documents shall be reasonably satisfactory to Sellers.

      (e) HSR Approval. The expiration or early termination of the waiting period required under the HSR Act.

      (f) Acquisition of YBL Assets. The YBL Purchase Agreement shall have been executed and delivered by Purchaser and all of the conditions set forth in
Section 7.1 of the YBL Purchase Agreement shall have been satisfied (or waived by YBL).

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION

      (g) Environmental Insurance Policy. The Environmental Insurance Policy shall have been issued and Sellers, Northland Holdings and their respective Affiliates shall be named as additional insureds thereon.

      (h) Release of Certain Northland Holdings' Guarantees. The guarantee of Northland Holdings on each of the contracts identified on Schedule 7.1(h) as being guaranteed by Northland Holdings shall have been released or otherwise terminated.

      7.2 Procedure for Failure to Satisfy Conditions.

      In the event that, in Sellers' reasonable judgment, any of the conditions precedent set forth in Section 7.1 have not been satisfied as of the intended Closing Date, Sellers shall notify Purchaser in writing indicating Sellers' election to (a) waive such conditions precedent or (b) terminate this Agreement pursuant to Section 12.1.

                                  ARTICLE VIII
                                     CLOSING

      8.1 Time and Place.

      The Closing shall take place at 10:00 a.m. (local time) on the Closing Date at the offices of Patton Boggs LLP, 601 West Fifth Avenue, Suite 700, Anchorage, Alaska, or at such other time and place as Sellers and Purchaser may mutually agree.

      8.2 Closing Transactions.

      All documents and other instruments required to be delivered at the Closing shall be regarded as having been delivered simultaneously, and no document or other instrument shall be regarded as having been delivered until all have been delivered.

      8.3 Deliveries by Sellers to Purchaser.

      At the Closing, Sellers shall deliver or cause to be delivered to
Purchaser:

      (a) a Deed for each parcel of Owned Real Property indicated on Schedule
3.11 as being owned by YFC, as duly executed by YFC;

      (b) the Bill of Sale as duly executed by YFC, together with all such other documents and instruments of sale, assignment, conveyance and transfer, as Purchaser reasonably may deem necessary for the conveyance of the YFC Purchased Assets (including the Orvil 1) to Purchaser;

      (c) the articles of incorporation of each of YFC and SOG certified by the Secretary of State of the State of Alaska as of a date not earlier than twenty
(20) days prior to the Closing Date;

      (d) a USCG Bill of Sale as duly executed by NVLC for each NVLC Vessel;

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                                                               EXECUTION VERSION

      (e) the Assumption Agreement as duly executed by YFC;

      (f) a certificate of good standing for each Seller and SOG from the respective jurisdictions of their formation or incorporation, as the case may be, and from each other jurisdiction in which they are qualified to conduct business;

      (g) a certificate of the Secretary or an Assistant Secretary of each Seller, dated as of the Closing Date, certifying to (i) the certificate or articles of incorporation or formation and bylaws or limited liability company agreement of such Seller; (ii) resolutions of the Board of Directors or Managers of such Seller approving the execution, delivery and performance of the Transaction Documents to which it is a party and the consummation of the Transactions; and (iii) incumbency and signatures of the officers of such Seller executing the Transaction Documents delivered by such Seller in connection herewith;

      (h) a certificate of the Secretary or an Assistant Secretary of SOG, dated as of the Closing Date, certifying to (i) the articles of incorporation and bylaws of SOG; and (ii) a list of SOG's directors and officers;

      (i) a certificate executed by the President or any Vice President of each Seller, dated as of the Closing Date, certifying (i) updated copies of each of the Schedules referred to in Article III and (ii) that all representations and warranties of such Seller herein contained are true and complete in all material respects as of the Closing Date as if made thereon and that each Seller has performed or complied in all material respects with the covenants, agreements and obligations required by this Agreement to be performed or complied with by such Seller on or prior to the Closing Date;

      (j) each landlord estoppel certificate or consent obtained pursuant to
Section 5.10 or 10.3(b), respectively;

      (k) all releases necessary to terminate and discharge any and all Liens (other than Permitted Exceptions) on the YFC Purchased Assets, the NVLC Vessels, the SOG Shares or SOG's assets;

      (l) the SOG Shares, duly executed in blank or with duly executed blank stock powers attached;

      (m) except as set forth in Schedule 8.3(m), the resignations of all the directors and officers of SOG;

      (n) terminations of the NVLC Vessel Charters, including a waiver by each of the parties thereto of any rights it may have thereunder against Purchaser;

      (o) the legal opinion of Winston & Strawn LLP, counsel for Sellers, substantially in the form of Exhibit F;

      (p) from each Seller a certificate, pursuant to Section 1445 of the Code, dated the Closing Date in form reasonably satisfactory to Purchaser; and

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION

      (q) such other instruments and documents as are: (i) required by any other provisions of this Agreement to be delivered on or before the Closing Date by Sellers to Purchaser; or (ii) reasonably necessary, in the opinion of Purchaser, to evidence the performance by Sellers of their obligations under this Agreement.

      8.4 Deliveries by Purchaser to Sellers.

      At the Closing, Purchaser shall deliver or cause to be delivered to
Sellers:

      (a) the Preliminary Purchase Price in accordance with Section 2.2;

      (b) the Assumption Agreement as duly executed by Purchaser;

      (c) a certificate of the Secretary or an Assistant Secretary of Purchaser, dated as of the Closing Date, certifying to (i) the certificate of incorporation and bylaws of Purchaser; (ii) resolutions of the Board of Directors of Purchaser approving the execution, delivery and performance of the Transaction Documents to which it is a party and the consummation of the Transactions; and (iii) incumbency and signatures of the officers of Purchaser executing this Agreement and any other certificate or document delivered by Purchaser in connection herewith;

      (d) a certificate executed by the President or any Vice President of Purchaser, dated as of the Closing Date, certifying that all representations and warranties of Purchaser herein contained are true and complete in all material respects as of the Closing Date as if made thereon and that Purchaser has performed or complied in all material respects with the covenants, agreements and obligations required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

      (e) the certificate of incorporation of Purchaser certified by the Secretary of State of the State of Delaware as of a date not earlier than twenty
(20) days prior to the Closing Date;

      (f) the legal opinion of Nixon Peabody LLP, counsel for Purchaser, substantially in the form of Exhibit G; and

      (g) such other instruments and documents as are: (i) required by any other provisions of this Agreement to be delivered on or before the Closing Date by Purchaser to Sellers; or (ii) reasonably necessary, in the opinion of Sellers, to evidence the performance by Purchaser of its obligations under this Agreement.

                                   ARTICLE IX
                                 INDEMNIFICATION

      9.1 Sellers' Indemnification.

      Sellers, jointly and severally, agree to defend, indemnify and hold Purchaser harmless against any Damages which arise out of or are in respect of any of the following:

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION

      (a) the breach of any of the representations or warranties made by any Seller in this Agreement (a "Purchaser Warranty Claim");

      (b) the failure by any Seller to perform any of its covenants or agreements in this Agreement;

      (c) any and all YFC Retained Liabilities; and

      (d) any Retained Asset.

      9.2 Purchaser's Indemnification.

      Purchaser agrees to defend, indemnify and hold Sellers (and, with respect to any of clauses (e), (f), (g) or (h) below, Northland Holdings and its Affiliates) harmless against any Damages which arise out of or are in respect of any of the following:

      (a) the breach of any of the representations or warranties made by Purchaser in this Agreement (a "Seller Warranty Claim");

      (b) the failure of Purchaser to perform any of its covenants or agreements in this Agreement;

      (c) any and all YFC Assumed Liabilities;

      (d) the ownership or operation by Purchaser of the Purchased Items after the Closing (except to the extent attributable to events or circumstances occurring or existing prior to the Closing Date);

      (e) the AVEC Litigation, to the extent incurred or arising after the Closing Date;

      (f) the Consent Decree or Consent Decree Order (including any appeal therefrom and future proceedings subsequent to any appeal), to the extent incurred after the Closing Date;

      (g) any action, suit or proceeding (other than the AVEC Litigation) instituted by an Authority or other Person challenging any of the Transactions or otherwise seeking to rescind, restrain, materially delay or prohibit the consummation of the Transactions or seeking damages as a result of the consummation of the Transactions; and

      (h) Northland Holdings' or Northland Fuel's guarantee of any of the contracts identified on Schedule 7.1(h).

      9.3 Limitations.

      The parties' rights to indemnification pursuant to this Article IX or under Section 10.4 are subject to the following limitations:

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION

      (a) All of the representations and warranties contained in Articles III and IV shall survive the Closing and shall continue in full force and effect until the eighteen (18) month anniversary of the Closing Date; provided, that
(i) the representations and warranties set forth in Section 3.17 shall survive the Closing and shall continue in full force and effect until the fourth anniversary of the Closing Date and (ii) if at the stated expiration of any representation and warranty there shall be pending any indemnification claim by an Indemnified Party, such Indemnified Party shall continue to have the right to seek such indemnification with respect to such claim notwithstanding such expiration. All covenants set forth in this Agreement shall survive the Closing without expiration.

      (b) Except as provided elsewhere herein, no Purchaser Warranty Claim may be made against any Seller unless and until the sum of (i) the aggregate of all Damages with respect to Purchaser Warranty Claims plus (ii) the aggregate of all Damages with respect to "Purchaser Warranty Claims" under the YBL Purchase Agreement shall exceed $150,000 (the "Purchaser's Threshold"), in which case Sellers shall be required to pay or be liable only for Damages in excess of the Purchaser's Threshold.

      (c) No Seller Warranty Claim may be made against Purchaser unless and until the sum of (i) the aggregate of all Damages with respect to Seller Warranty Claims plus (ii) the aggregate of all Damages with respect to "Seller Warranty Claims" under the YBL Purchase Agreement shall exceed $150,000 (the "Sellers' Threshold"), in which case Purchaser shall be required to pay or be liable only for Damages in excess of the Sellers' Threshold.

      (d) Notwithstanding anything in this Agreement to the contrary (except
Section 9.3(e)), Purchaser's and SOG's sole and exclusive recourse, right and remedy for indemnification claims against Sellers under this Article IX or
Section 10.4(f) (other than for an indemnification claim under Section 9.1(d)) shall be to make a claim under and in accordance with the terms of the Escrow Agreement (except that Purchaser shall have no right to make any claim under the Escrow Agreement with respect to the Special Tax Indemnity Escrow Amount, other than pursuant to Section 9.3(e)), and no Seller shall otherwise have any liability with respect thereto; provided, however, that, if at the time Purchaser or SOG makes a Tax Indemnification Claim against Sellers there are insufficient funds available therefor under the Escrow Agreement (including if the Escrow Agreement has theretofore been terminated in accordance with the terms thereof), Purchaser or SOG may, prior to the fourth anniversary of the Closing Date, make such Tax Indemnification Claim against Sellers, subject to the terms, conditions and limitations hereof. Notwithstanding anything else in this Agreement to the contrary, Sellers' maximum aggregate liability to Purchaser and SOG for Tax Indemnification Claims (including those satisfied out of the Escrow Amount but excluding those satisfied out of the Special Tax Indemnity Escrow Amount) shall not exceed $3,000,000.

      (e) Notwithstanding anything to the contrary in Section 9.3(d), if Purchaser or SOG makes a Tax Indemnification Claim with respect to any Tax that arose as a result of the series of transactions that Northland Holdings, SOG, YFC, NVLC and various other direct and indirect subsidiaries of Northland Holdings engaged in on or about April 8, 2004 (the "Northland Holdings Reorganization"), Purchaser or SOG shall, prior to the fourth anniversary of the Closing Date, first make a claim therefor under the Escrow Agreement with respect to the

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION

Special Tax Indemnity Escrow Amount. If there are insufficient funds available under the Escrow Agreement relating to the Special Indemnity Escrow Amount to satisfy such Tax Indemnification Claim (including if the Escrow Agreement has theretofore been terminated in accordance with the terms thereof), Purchaser or SOG may, prior to the fourth anniversary of the Closing Date, proceed under
Section 9.3(d) to collect the balance of such Tax Indemnification Claim.

      (f) Purchaser's maximum aggregate liability to Sellers for Seller Warranty Claims shall not exceed an amount be equal to (i) $2,000,000 minus (ii) the aggregate of all Damages with respect to "Seller Warranty Claims" under the YBL Purchase Agreement.

      (g) For purposes of this Article IX and Section 10.4(f), in computing such individual or aggregate amounts of claims, the amount of each claim shall be deemed to be an amount (i) net of any tax benefit actually realized by the Indemnified Party or any Affiliate thereof by reason of the Damage which is the subject of such claim and (ii) net of any insurance proceeds and any indemnity, contribution or other similar payment recoverable by the Indemnified Party or any Affiliate from any third party with respect thereto. If such insurance proceeds or any indemnity, contribution or other similar payment is received by the Indemnified Party after the date on which the Indemnifying Party has paid such indemnification claim, the Indemnified Party shall, no later than five (5) days after the receipt of such insurance proceeds or any indemnity, contribution or other similar payment, reimburse the Indemnifying Party in an amount equal to such insurance proceeds or any indemnity, contribution or other similar payment (but in no event in an amount greater than the Damages theretofore paid to the Indemnified Party by the Indemnifying Party).

      (h) Each party hereto hereby acknowledges and agrees that its sole and exclusive remedy with respect to any and all post-Closing claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article IX and Section 10.4(f). In furtherance of the foregoing, each party hereto hereby waives, to the fullest extent permitted under applicable Law, any and all other post-Closing rights, remedies, claims and causes of action of any kind or nature it may have against the other parties hereto or against SOG arising under or based upon any Law (including any such post-Closing rights, claims or causes of action arising under or based upon Environmental Laws, common law or otherwise). Each party hereto agrees that any and all post-Closing claims by it against any other party hereto arising out of or related to the breach of any representation, warranty, covenant or agreement contained herein shall be limited exclusively to claims made in accordance with, and subject to the limitations of, this Article IX and that such party's sole remedy shall be money damages. Notwithstanding the foregoing, each party acknowledges that the covenants of Sections 10.2 and 10.9 are of the essence of this Agreement and that money damages will be difficult to calculate and may not provide adequate compensation in connection with an actual or threatened breach of such Sections and that the provisions of Sections 10.2 and 10.9 are reasonable limitations and necessary to protect the business interests of the respective parties. Accordingly, the parties agree that they each shall be entitled to enforce by injunction or other equitable relief the due and proper performance and observance of the provisions of Sections 10.2 and 10.9 and, in addition, shall be entitled to pursue any allowable remedies at law or equity, including the recovery of money damages. If any provision of Section 10.2 or
Section 10.9 shall for any reason be held to

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION
be excessively broad as to time, duration, geographic scope, activity or subject, it shall be enforceable to the maximum extent compatible with then-applicable laws. Finally, notwithstanding the provisions of this Section 9.3(h) or any other provisions contained herein to the contrary, Purchaser and Sellers shall have the right to seek specific performance of the obligations of the other under Section 2.1 (in addition to any other remedies it may have for money damages or otherwise at law or in equity.

      (i) Notwithstanding anything herein to the contrary, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of any party hereto, after the Closing, to rescind this Agreement or any of the Transactions.

      (j) No party hereto shall have any liability under any provision of this Agreement for any Damages to the extent that such Damages relate to actions taken or not taken by any other party hereto or its Affiliates after the Closing or by Northland Holdings or its Affiliates after April 8, 2004. In no event shall any party hereto be liable for consequential or punitive damages (except for (i) consequential or punitive damages paid or payable by an Indemnified Party to a third party and (ii) penalties under any Law). Each party hereto shall take all reasonable steps to mitigate all Damages upon and after becoming aware of any event which could reasonably be expected to give rise to such Damages indemnifiable by any other party hereto. Upon Closing, each Seller waives and releases any and all rights, remedies, claims or causes of action against SOG of whatever kind and nature (and even if based in whole or in part on the negligence of SOG) with respect to any action or alleged failure to act prior to the Closing Date. No Seller shall have any right of indemnification or other claim against SOG on account of any liability or payment any Seller may make pursuant to Section 9.1.

      (k) No Indemnifying Party's liability for fraud or willful misconduct shall be limited by the provisions of this Section 9.3 or by the distribution of all or any portion of the Escrow Amount from the escrow created pursuant to the Escrow Agreement. No Indemnifying Party shall be liable to any Person hereunder for Damages attributable to such Person's fraud or willful misconduct.

      (l) Sellers' liability for breach of Section 3.16 (employee benefit matters) or 3.17 (tax matters) shall not be limited by the provisions of Section 9.3(b).

      (m) If SOG or any other Person enters into an agreement with an Authority that extends the statute of limitations for the assessment or collection of any Tax which could be the subject of a Tax Indemnification Claim and such extension results in such statute of limitation expiring after the fourth anniversary of the Closing Date, the four year period provided for in Section 9.3(a) with respect to representations under Section 3.17, the four year period provided for in the proviso of Section 9.3(d) for a Tax Indemnification Claim, and the four year period provided for in Section 9.3(e) with respect to claims against the Special Tax Indemnity Escrow Amount shall be extended such that the period under each such provision with respect to the Tax or Taxes covered by the extended statute of limitations (and only such Taxes) shall expire on the date on which the statute of limitations expires pursuant to the agreement with the Authority rather than on the fourth anniversary of the Closing Date. Purchaser agrees that it will not enter (and it will not allow SOG or any of its Affiliates to enter) into any agreement that would extend

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION
the statute of limitations for the assessment or collection of any Tax that could be the subject of a Tax Indemnification Claim without the prior written permission of Sellers (which shall not be unreasonably withheld or delayed).

      9.4 Indemnification Notice.

      Promptly upon obtaining knowledge of any claim, event, fact or demand which gives rise to, or could reasonably be expected to give rise to, a claim for indemnification hereunder, any party seeking indemnification under this
Article IX (an "Indemnified Party") shall give written notice of such claim or demand ("Notice of Claim") to the party from which indemnification is sought (an "Indemnifying Party"), setting forth the amount of the claim. The Indemnified Party shall furnish to the Indemnifying Party, in reasonable detail, such information as it may have with respect to such indemnification claim (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). No failure or delay by the Indemnified Party in the performance of the foregoing shall reduce or otherwise affect the obligation of any Indemnifying Party to indemnify and hold the Indemnified Party harmless, except to the extent that such failure or delay shall have adversely affected the Indemnifying Party's ability to defend against, settle or satisfy any Damage for which the Indemnified Party is entitled to indemnification hereunder.

      9.5 Indemnification Procedure.

      (a) If the claim or demand set forth in the Notice of Claim given by the Indemnified Party pursuant to Section 9.4 of this Agreement is a claim or demand asserted by a third party, the Indemnifying Party shall have fifteen (15) days after the Date of the Notice of Claim to notify the Indemnified Party in writing of its election to defend such third party claim or demand on behalf of the Indemnified Party; provided, that an Indemnifying Party's election to defend shall not constitute an acknowledgement of any liability for indemnity of the claim or prejudice the Indemnifying Party's right to defend against any such liability. If the Indemnifying Party elects to defend such third party claim or demand, the Indemnified Party shall make available to the Indemnifying Party and its agents and representatives all records and other materials which are reasonably required in the defense of such third party claim or demand and shall otherwise cooperate with, and assist the Indemnifying Party in the defense of, such third party claim or demand, and so long as the Indemnifying Party is defending such third party claim or demand in good faith, the Indemnified Party shall not pay, settle or compromise such third party claim or demand. If the Indemnifying Party elects to defend such third party claim or demand, the Indemnified Party shall have the right to participate in the defense of such third party claim or demand, at its own expense. If the Indemnifying Party does not elect to defend such third party claim or demand, or does not defend such third party claim in good faith, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at the Indemnifying Party's expense, to defend such third party claim or demand; provided, however, that (i) the Indemnified Party shall not have any obligation to participate in the defense of, or defend, any such third party claim or demand; and (ii) the Indemnified Party's defense of or its participation in the defense of any such third party claim or demand shall not in any way

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION
diminish or lessen the obligations of the Indemnifying Party under the agreements of indemnification set forth in this Article IX.

      (b) Except for third party claims being defended in good faith, the Indemnifying Party shall satisfy its obligations hereunder in cash within thirty
(30) days after the Date of the Notice of Claim.

      (c) The term "Date of the Notice of Claim" as used in this Article IX shall mean the date the Notice of Claim is deemed delivered pursuant to Section 13.3.

      9.6 Effect of Indemnity Payments.

      The parties agree to treat all payments made under the indemnity provisions of this Article IX as adjustments to the Final Purchase Price for tax purposes and that such agreed treatment shall govern for purposes hereof.

                                   ARTICLE X
                                OTHER AGREEMENTS

      10.1 Further Assurance.

      At any time and from time to time from and after the Closing, Sellers and Purchaser will, at the request and expense of the other party hereto, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and other documents and perform or cause to be performed such acts and provide such information, as may reasonably be required to evidence or effectuate the sale, conveyance, transfer, assignment and delivery to Purchaser of the YFC Purchased Assets or the NVLC Vessels, the assumption by Purchaser of the YFC Assumed Liabilities or the performance by Sellers or Purchaser of any of their other respective obligations under this Agreement.

      10.2 Confidentiality.

      (a) The parties hereto agree with respect to the Transactions, the terms and conditions of this Agreement, including the Final or Preliminary Purchase Price (or any component thereof), and all information that is, or has been, furnished or disclosed to it by the other party (collectively, "Confidential Information"), that, subject to Section 13.1, (i) such Confidential Information is confidential and/or proprietary to the furnishing/disclosing party and entitled to and shall receive treatment as such by the receiving party; (ii) the receiving party will hold in confidence and not disclose nor use (except in respect of the transactions contemplated by this Agreement) any such Confidential Information, treating such Confidential Information with the same degree of care and confidentiality as it accords its own confidential and proprietary information; provided, however, that the receiving party shall not have any restrictive obligation with respect to any Confidential Information which (A) is contained in a printed publication available to the general public,
(B) is or becomes publicly known through no wrongful act or omission of the receiving party or (C) is subject to disclosure pursuant to any order or regulation of any Authority; and (iii) all such Confidential Information furnished to either party by the

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION
other, unless otherwise specified in writing, shall remain the property of the furnishing/disclosing party (until the Closing), and in the event this Agreement is terminated, shall be returned to it, together with any and all copies made thereof, upon request for such return by it (except for documents submitted to an Authority with the consent of the furnishing/disclosing party or upon subpoena and which cannot be retrieved with reasonable effort).

      (b) From and after the Closing, subject to Section 13.1, each Seller will hold in confidence and not disclose or use (except in respect of the Transactions) any information that is confidential or proprietary with respect to either of the Businesses or the Purchased Vessels as of the Closing (other than the YFC Retained Assets or the SOG Retained Assets), treating such information with the same degree of care and confidentiality as it accords its own confidential and proprietary information; provided, however, that no Seller shall have any restrictive obligation with respect to any such information which
(i) becomes publicly known through no wrongful act or omission of a Seller or
(ii) is subject to disclosure pursuant to any order or regulation of any Authority.

      10.3 Nonassignable Contracts and Nonassignable Permits.

      (a) Nothing in this Agreement will constitute a transfer or an attempted transfer of any Contracts or Permits which are not capable of being transferred without the consent, approval, novation or waiver of any Person (including an Authority), or any Contracts or Permits the transfer or attempted transfer of which would constitute a breach of such Contract or Permit or a violation of any Law (collectively, "Nonassignable Contracts" and "Nonassignable Permits", respectively). Such Nonassignable Contracts and Nonassignable Permits are identified in Schedule 3.18.

      (b) Notwithstanding anything contained in this Agreement to the contrary, YFC will not be obligated to transfer to Purchaser any of its rights and obligations in and to any Nonassignable Contract or Nonassignable Permit without first having obtained all consents, approvals, novations and waivers necessary for such transfer. Prior to the Closing and for a period of three months thereafter, Purchaser and YFC will use all commercially reasonable efforts and cooperate with each other in obtaining all consents, approvals, novations and waivers necessary to transfer to Purchaser all Nonassignable Contracts and Nonassignable Permits; provided, however, that, in each such case, neither Purchaser nor YFC will be obligated to commence any litigation or offer or grant any accommodation (financial or otherwise) to any Person or incur any other obligation or liability therefor, and Purchaser and YFC shall each bear its own expenses in connection therewith.

      (c) To the extent that any consents, approvals, novations and waivers with respect to Nonassignable Contracts and Nonassignable Permits are not obtained on or prior to the Closing Date, YFC will, at Purchaser's request, during the period commencing with the Closing Date and continuing until the earlier of (i) the expiration of the original term of the applicable Nonassignable Contract or Nonassignable Permit and (ii) the receipt by YFC of written notice from Purchaser that Purchaser has obtained an adequate replacement for such Nonassignable Contract or Nonassignable Permit, cooperate, in any reasonable and lawful arrangement designed to provide Purchaser the benefits of such Nonassignable Contract or Nonassignable

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION

Permit (including, if necessary, at the reasonable request and the expense of Purchaser enforcing performance by any third party of its obligations in respect of such Nonassignable Contract or Nonassignable Permit, provided that YFC may decline in good faith Purchaser's request to enforce such Contract or Permit); provided that, to the extent YFC is successful in providing such remaining benefits, if any, of such Nonassignable Contract or Nonassignable Permit to Purchaser, Purchaser will pay, honor and discharge when due the corresponding liabilities, obligations and commitments of YFC arising thereunder which have been approved in advance by Purchaser with respect to periods after the Closing; and, provided, further, that, to the extent YFC is not successful in so providing such remaining benefits of any Nonassignable Contract or Nonassignable Permit to Purchaser or has not given its prior approval to the same, Purchaser will have no obligation to pay, honor and discharge when due the corresponding liabilities, obligations and commitments of YFC arising thereunder with respect to periods after the Closing, which shall be treated as YFC Retained Liabilities.

      (d) Nothing in this Section 10.3 shall be construed to waive, modify or otherwise limit Purchaser's rights under Sections 6.1(c) or (k) or 6.2 of this Agreement.

      10.4 Tax Matters.

      (a) Sellers shall, at their sole cost and expense, prepare and file, or caused to be prepared and filed, all Tax returns and reports for SOG and its subsidiaries that are due on or before the Closing Date. Sellers shall, at their sole cost and expense, prepare and file, or caused to be prepared and filed, all Tax returns and reports for any combined, consolidated, or unitary group including SOG or its subsidiaries (other than such group the common parent of which is SOG) that are due after the Closing Date but which relate to periods ending on or before the Closing Date. Sellers shall, at their sole cost and expense, prepare all income Tax returns and reports for SOG and any combined, consolidated, or unitary group the common parent of which is SOG that are due after the Closing Date but which relate to periods ending on or before the Closing Date and Purchaser shall cause such returns to be timely filed with the appropriate Authority. Purchaser shall cause SOG to file all other Tax returns and reports for SOG that are due after the Closing Date. All returns of SOG (or of a combined, consolidated, or unitary group including SOG) that are due after the Closing Date, but which relate to periods (or portions thereof) ending on or before the Closing Date, shall be prepared in a manner consistent with prior practices and procedures used by SOG (or the combined, consolidated, or unitary group including SOG). Sellers shall provide to Purchaser any income Tax return of SOG (or any combined, consolidated, or unitary group the common parent of which is SOG) that Sellers prepared pursuant to the third sentence of this
Section 10.4(a) at least thirty (30) days prior to the due date (including applicable extensions) for Purchaser's review and comment. Purchaser shall not amend (or allow SOG to amend) any of SOG's Tax returns (or any Tax returns for any combined, consolidated, or unitary group the common parent of which is SOG) for any period (or portion thereof) ending on or before the Closing Date without the prior written permission Sellers (which shall not be unreasonably withheld or delayed).

      (b) With respect to the Purchased Items, Sellers, SOG and Purchaser shall provide each other with such assistance as may reasonably be requested by the others in connection with the preparation of any return or report of Taxes, any audit or other examination by any taxing

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION
authority, or any judicial or administrative proceedings relating to liabilities for Taxes. Such assistance shall include making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder and shall include providing copies of relevant Tax returns and supporting material. The party requesting assistance hereunder shall reimburse the assisting party for reasonable out-of-pocket expenses incurred in providing assistance. Sellers, SOG and Purchaser will retain for the full period of any statute of limitations and provide the others with any records or information which may be relevant to such preparation, audit, examination, proceeding or determination.

      (c) If any Authority issues to SOG a notice of an audit, a written notice of deficiency, a notice of reassessment, a proposed adjustment, an assertion of claim or demand concerning a Tax return of SOG with respect to any period (or portion thereof) ending on or prior to the Closing Date, Purchaser and/or SOG shall notify Sellers of its receipt of such communication from the Authority within ten (10) Business Days after receiving such notice of deficiency, reassessment, adjustment or assertion of claim or demand. Neither Purchaser nor SOG shall settle or otherwise resolve any such deficiency, reassessment, adjustment or assertion of claim or demand without the prior written approval of Sellers (which shall not be unreasonably withheld). Sellers shall, at its expense, have the right to participate in the audit or any contest of any assessment, proposal, claim, reassessment, demand or other proceedings in respect to any Tax return covering a Tax period of SOG ending on or before the Closing Date and Purchaser shall cause SOG to execute any power of attorney or other document reasonably requested by Sellers to permit Sellers to participate in such audit or contest. Notwithstanding the foregoing, Sellers (or any designee thereof ) shall have the exclusive right to control any audit or other judicial or administrative proceeding (including the settlement or other resolution of any claims) relating to any Tax return or Taxes for any combined, consolidated or unitary group that includes the Sellers or for which SOG was part of on or prior to April 8, 2004.

      (d) All refunds, plus interest thereon, for Taxes of SOG (or a consolidated, combined or unitary group including SOG) for periods ending on or before the Closing Date shall be property of Sellers and to the extent SOG receives such refunds, plus any interest earned in connection with the refund, shall be paid to Sellers by SOG promptly upon receipt. Purchaser and SOG shall reasonably cooperate with Sellers to obtain all the refunds that are property of Sellers.

      (e) Purchaser and SOG, to the extent permitted by applicable law, shall not carryback any net operating losses or other Tax attributes to any period ending on or before the Closing Date. If Purchaser and/or SOG or any of their Affiliates is required to carryback a net operating loss or other Tax attribute to a Tax return of SOG (or any consolidated, combined or unitary group including
SOG), for a period ending on or before the Closing Date, Purchaser and SOG shall indemnify and hold Sellers harmless from any adverse Tax consequences that Sellers or their Affiliates (including prior Affiliates) realize as a result of such carryback.

      (f) Sellers shall indemnify Purchaser and SOG for all income Taxes with respect to (i) any consolidated, combined, or unitary group that includes SOG (but for which SOG was not the parent) for periods ending on or before the Closing Date; (ii) SOG that are not computed on a consolidated, combined, or unitary group basis for periods ending on or before the Closing Date

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION
to the extent such Taxes were not reserved in the computation of the Final SOG Adjusted NWC; and (iii) any consolidated, combined, or unitary group the parent of which was SOG for periods ending on or before the Closing Date to the extent such Taxes were not reserved in the computation of the Final SOG Adjusted NWC.

      (g) Any tax sharing or similar agreement that relates to the sharing of Tax liabilities among members of a consolidated, combined or unitary group, the parent of which is Northland Fuel or an Affiliate of Northland Fuel (other than SOG), shall be amended such that SOG shall have no further liabilities or rights under such agreement after the Closing Date.

      (h) To the extent there is an inconsistency between this Section 10.4 and
Article IX, the provisions of this Section 10.4 shall control.

      10.5 Bulk Sale Waiver.

      The parties hereto acknowledge and agree that no filings with respect to any bulk sales or similar laws have been made, nor are they intended to be made, nor are such filings a condition precedent to the Closing.

      10.6 Post-Closing Deliveries.

      After the Closing, any monies, checks, instruments, invoices, bills, receipts, notices, mail and other communications received by one party but directed toward or due to another shall be promptly delivered to the other party.

      10.7 Joint and Several Liability.

      All obligations of Sellers or any Seller under this Agreement and under each other agreement or instrument executed and delivered by Sellers or any Seller to Purchaser in connection with the Closing are joint and several among each, every and all Sellers.

      10.8 Post-Closing Cooperation and Records Retention.

      Each party agrees to provide the others with access to all relevant documents and other information relating to the Purchased Items, and to make its relevant personnel available, to the extent reasonably requested by such other parties for purposes of preparing tax returns or responding to or defending against any audit, investigation, lawsuit or other proceeding by any Person or for any other reasonable purpose. Such access and availability will be at the requesting party's expense and only during normal business hours and following reasonable prior notice. In furtherance of the foregoing, Purchaser acknowledges and agrees that, because Northland Fuel and YFC will have few, if any, employees after the Closing, Northland Fuel and YFC are expressly relying on Purchaser's agreements herein to make its relevant personnel available for all purposes stated herein. Purchaser further agrees that it shall not, for any applicable statute of limitation period(s) following the Closing Date, destroy or otherwise dispose of any documents or records relating to the Purchased Items for the period prior to the Closing Date.

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION

      10.9 Restrictive Covenants.

      In order to induce Purchaser to enter into this Agreement, and to convey to Purchaser the full benefit of the sale and transfer of the Purchased Items hereunder, Sellers jointly and severally undertake and agree that, during the four (4) year period beginning on the Closing Date:

      (a) No Seller nor any Person controlled by (as defined in the definition of Affiliate in Section 1.2) any Seller shall, directly or indirectly, own, manage, operate, market, finance, join or control, or participate in the ownership, management, operation, marketing, financing or control of any Person which engages in, the ownership and/or operation of a marine-based or land-based fuel distribution business in the State of Alaska; provided, however, that the foregoing shall not prohibit any Seller, combined with any Person(s) controlled by such Seller, from owning, in the aggregate, securities not in excess of 5% of any class of securities of a company if such class of securities is registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934 as amended;

      (b) No Seller nor any Person controlled by a Seller shall, directly or indirectly, persuade or attempt to persuade any customer or prospective customer of the Businesses

            (i) not to contract with or continue to contract with Purchaser or the Businesses for the provision of fuel distribution; or

            (ii) to acquire fuel distribution services from a Person other than the Purchaser or the Businesses; and

      (c) No Seller or any Person controlled by a Seller will hire any person who is now an employee for either of the Businesses, unless:

            (i) Purchaser has consented in writing to the hiring of such person by such Seller or such Person controlled by a Seller;

            (ii) such person is not, as of the Closing Date, offered employment by either of the Businesses at a rate of compensation not less than the compensation currently paid to such person by either of the Businesses; or

            (iii) such Person's employment has been involuntarily terminated by the Purchaser or an Affiliate of Purchaser.

      10.10 Special Tax Indemnity Escrow. Sellers shall have the right, at any time, to replace all or any part of the Special Tax Indemnity Escrow Amount with one or more irrevocable, standby letters of credit in the aggregate amount of the replaced Special Tax Indemnity Escrow Amount, in form and substance, and from a financial institution, satisfactory to Purchaser in its sole discretion, with Purchaser (or SOG) as sole beneficiary and with a term as long as the term of the Escrow Agreement as the same is applicable to the Special Tax Indemnity Escrow Amount. If such replacement occurs after the Closing, Sellers and Purchaser shall execute a joint instruction to the Escrow Agent directing disbursement to Northland Fuel of the

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION

Special Tax Indemnity Escrow Amount (or portion thereof that has been replaced), together with all interest accrued thereon. If such replacement occurs prior to the Closing, Sellers and Purchaser shall amend this Agreement to provide that the Special Tax Indemnity Escrow Amount (or portion thereof that has been replaced) is not deducted from the consideration to be paid to SOG pursuant to
Section 2.2(a)(i), to delete (or modify) Section 2.2(a)(v) and to make all other appropriate amendments hereto.

                                   ARTICLE XI
                                EMPLOYEE MATTERS

      11.1 Obligation to Hire Employees.

      (a) Effective on the Closing Date, Purchaser agrees to offer employment to all of YFC's salaried and non-union hourly personnel (the "Non-Union Employees"), other than those employees designated by Purchaser to YFC in writing prior to the date hereof with reference to this Section 11.1 (the "Non-Hired Non-Union YFC Employees"), at a comparable job and at a comparable rate of pay (or in the case of those employees with employment agreements, Purchaser shall assume such agreements), and agrees to offer employment to all of YFC's unionized hourly personnel (the "Hourly Employees"; together with the Non-Union Employees, the "Employees"), other than those unionized hourly personnel designated by Purchaser to YFC in writing prior to the date hereof (the "Non-Hired Union YFC Employees"; together with the Non-Hired Non-Union YFC Employees, the "Non-Hired YFC Employees"), subject to the terms and conditions of the collective bargaining agreement applicable to such employees. Subject to the provisions of this Section 11.1, Purchaser agrees to assume all employment-related obligations with respect to the Employees accruing on and after the Closing Date. For purposes of this Section 11.1, "employment-related obligations" shall include compensation for services performed for Purchaser after the Closing Date (and related employment and withholding taxes), benefits accrued under any Purchaser-sponsored employee welfare benefit plan or employee pension benefit plan (as defined under ERISA Section 3(1) or 3(2), respectively) covering the Employees after the Closing Date and workers compensation benefits with respect to claims filed after the Closing Date (regardless of when the injury occurred).

      (b) Following the Closing, Purchaser shall use all commercially reasonable efforts to cause SOG to retain its employees, other than those employees, if any, designated by Purchaser to Northland Fuel in writing prior to the date hereof with reference to this Section 11.1 (the "Non-Retained SOG Employees"), at comparable jobs and for comparable rate of pay. Northland Fuel shall cause SOG to terminate, as of or prior to the Closing, any such Non-Retained SOG Employees.

      (c) Sellers shall be responsible for any claim for severance pay or other benefits, including any claim that the sale contemplated hereby gives rise to a right for severance pay or other benefits, of any Non-Hired YFC Employees or Non-Retained SOG Employees.

      (d) Purchaser understands and acknowledges that Sellers are relying on Purchaser's agreement to hire all the Employees (and to cause SOG to retain all of its employees) as of the Closing Date, except as otherwise expressly contemplated in this Section 11.1.

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION

      11.2 Health Care.

     Sellers shall be responsible for offering and providing, in accordance with the requirements of the Consolidation Omnibus Reconciliation Act of 1985 ("COBRA"), health care continuation coverage with respect to any of YFC's or SOG's former employees and their qualified dependents who experienced a "qualifying event," as defined under COBRA (a "Qualifying Event"), prior to the Closing Date and who are receiving, at the time of the Closing Date, continuation of health care coverage under affected Welfare Plans of Sellers. Purchaser shall be responsible for offering and providing, in accordance with the requirements of COBRA, health care continuation coverage with respect to any of YFC's and SOG's employees who participate in Sellers' Welfare Plans and who experience a Qualifying Event as of or following the Closing Date.

      11.3 Past Service and Vacations.

      Purchaser shall give New Employees and SOG's employees (other than Non-Retained SOG Employees) credit for Past Service (as hereinafter defined) in determining vacation entitlement under Purchaser's applicable vacation policy. "Past Service" means service (a) as an employee of YFC or SOG or either of its subsidiaries or parent corporation and (b) as an employee of predecessor companies prior to the acquisition of the YFC Business by YFC or the SOG Business by SOG, but only to the extent that such service is continuous through the Closing Date. Purchaser agrees to assume as of the Closing, YFC's liability for accrued vacation and sick pay to the extent reflected in the Final YFC Adjusted NWC.

      11.4 Participation in Purchaser's Plans.

      Purchaser agrees that New Employees and SOG's employees (other than Non-Retained SOG Employees) shall be eligible for participation in all health coverage, insurance, retirement and other benefit plans, programs or arrangements (including all "employee benefit plans", as defined by ERISA
Section 3(3)) sponsored or maintained by Purchaser for which similarly situated employees of Purchaser are eligible ("Purchaser Plans"). Other than with respect to The Crowley Maritime Corporation Retirement Stock Plan, The Crowley Maritime Corporation Retirement Income System Plan and The Paper, Allied-Industrial Chemical and Energy Worker (PACE) PACE Industry 401(k) Fund ("Purchaser's Union 401(k) Plan"), Purchaser will give credit for Past Service for purposes of (a) determining eligibility for participation in the Purchaser Plans, (b) determining the duration and amount, if any, of short-term disability benefits due under the Purchaser Plans and (c) vesting (including eligibility for early retirement, disability and benefit options and forms) under the Purchaser Plans. Purchaser will waive any pre-existing condition restrictions under the Purchaser Plans with respect to New Employees and SOG's employees (other than Non-Retained SOG Employees).

      11.5 Welfare Plans.

      (a) Purchaser assumes no obligations under YFC's Welfare Plans. Claims for expenses incurred by New Employees or their dependents prior to the Closing shall be covered under YFC's Welfare Plans. The amount and type of benefits payable in any case shall be

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION
determined in accordance with the terms of the applicable Welfare Plan. All amounts referred to in this Section 11.5 shall be retained liabilities of YFC.

      (b) Before the Closing Date, Northland Fuel will adopt or cause to be adopted by SOG, resolutions of the boards of directors of Northland Fuel or SOG, as necessary, that SOG will cease being a participating employer and will cease co-sponsorship of any Welfare Plan jointly adopted or maintained by Sellers and SOG as of the Closing.

      (c) Except to the extent already included in the Final YFC Adjusted NWC or the Final SOG Adjusted NWC, Sellers will be responsible for payment of any premiums for YFC's and SOG's Welfare Plans and group insurance arrangements relating to periods before the Closing and for any liability for claims, treatments, expenses, including administrative expenses, that are covered and payable under the terms of SOG's Welfare Plans and group insurance contracts and that are incurred before the Closing.

      (d) Sellers will continue on and after the Closing to be solely responsible for any obligations arising out of any long-term disability plan maintained by Sellers or SOG with respect to each employee of YFC and SOG who became disabled and entitled to benefits under that plan on or before the Closing. Purchaser will have no obligations with respect to payment of disability benefits to such an employee.

      11.6 No Third Party Beneficiaries.

      Except as otherwise expressly provided for in this Agreement, nothing in this Article XI, expressed or implied, is intended or shall be construed to confer upon or give to any Person other than the parties hereto, any rights, remedies or other benefits under or by reason of this Article XI.

      11.7 401(k) Plan.

      Eligible employees of YFC and SOG participate in the Northland Fuel LLC 401(k) Plan ("Sellers' 401(k) Plan"). Those employees of YFC and SOG who participate in Sellers' 401(k) Plan and who become New Employees or are SOG employees will incur a severance from employment under Sellers' 401(k) Plan on the Closing Date and will be entitled to receive a distribution of their benefits under Sellers' 401(k) Plan. After the Closing Date, and in accordance with current administrative procedures of Sellers' 401(k) Plan, Sellers shall cause to be distributed to such New Employees and SOG employees such notices and forms that are provided to participants who incur a severance from employment so that such New Employees and SOG employees may elect to receive a distribution of their benefits under Sellers' 401(k) Plan. Such New Employees who are non-union employees and SOG employees (other than the Non-Retained SOG Employees) may elect to make a rollover contribution to The Crowley Maritime Corporation Retirement Income System Plan ("Purchaser's Salaried 401(k) Plan"), and Purchaser shall cause, in accordance with current administrative procedures of Purchaser's Salaried 401(k) Plan, such rollover contributions to be accepted by Purchaser's Salaried 401(k) Plan. Such New Employees who are union employees may elect to make a rollover contribution to Purchaser's Union 401(k) Plan, and Purchaser shall cause, in accordance with current

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION
administrative procedures of Purchaser's Union 401(k) Plan, such rollover contributions to be accepted by Purchaser's Union 401(k) Plan.

                                  ARTICLE XII
                                  TERMINATION

      12.1 Rights to Terminate.

      (a) This Agreement may be terminated at any time prior to the Closing only as follows:

            (i) by mutual written consent of Sellers and Purchaser;

            (ii) by Sellers if Purchaser is in material breach of any material representation, warranty or covenant under this Agreement;

            (iii) by Purchaser if (A) Sellers have within the then previous ten
      (10) Business Days given Purchaser any notice pursuant to Section 5.3 above, and the Development that is the subject of the notice constitutes a Material Adverse Change or (B) any Seller is in material breach of any material representation, warranty or covenant under this Agreement;

            (iv) by Sellers if, at or before the Closing, any condition set forth in Article VII shall not have been timely met and cannot be met on or before the Closing Date and has not been waived;

            (v) by Purchaser if, at or before the Closing, any condition set forth in Article VI shall not have been timely met and cannot be met on or before the Closing Date and has not been waived;

            (vi) by Sellers or Purchaser if a "second request" is made by the FTC or DOJ with respect to the HSR filing;

            (vii) by Sellers if the extant stay in the AVEC Litigation is dissolved and the court requires any Seller to produce documents or information in discovery that such Seller reasonably believes is confidential or competitively sensitive; or

            (viii) by Purchaser or Sellers if the Closing shall not have occurred on or before October 15, 2004.

      (b) Nothing set forth above shall entitle any party to terminate this Agreement under this Section 12.1 if such party is in material breach of or has failed to perform in any material respect any obligation or covenant under this Agreement or if any of the representations or warranties of such party set forth in Article III or Article IV, as applicable, is not true in any material respect.

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION

      12.2 Effects of Termination.

      (a) Notwithstanding any other provision of this Agreement to the contrary, no termination of this Agreement shall release (i) either Sellers or Purchaser from such party's obligation to pay the fees, costs and expenses described in Sections 5.2(b), 5.5(a), 5.7 and 13.2, (ii) any party from any liabilities arising hereunder for any willful pre-termination breaches hereof or willful misrepresentations made herein or (iii) any party from its obligations under
Section 10.2.

      (b) Each party's right of termination hereunder is in addition to any rights it may have hereunder or otherwise.

                                  ARTICLE XIII
                            MISCELLANEOUS PROVISIONS

      13.1 Public Announcements.

            Purchaser and Sellers hereby agree that the initial press release concerning the Transactions shall be a joint press release in such form agreed to by the parties and thereafter Purchaser and Sellers will consult with each other before issuing any other press release or otherwise making any public statements with respect to the Transactions and shall not issue any such press release or make any such public statement prior to such consultation (and affording the other party an opportunity to comment thereon); provided, that the parties shall be free to respond to inquiries from third parties by disseminating information consistent with any such press releases, subject however to the confidentiality obligations of Section 10.2. This Section shall not limit the ability of either Sellers or Purchaser, subject to any and all confidentiality obligations, to make such disclosures as either deems necessary in connection with its efforts to secure any consents or otherwise to satisfy any condition to the Closing. Notwithstanding the foregoing, if any such release or announcement by a party is required by applicable law, including any Reports on Form 8-K required under the Securities Act of 1933, as amended, such party may proceed without the approval of the other party but shall give the other party as much advance notice of the pending release or announcement as practicable and, to the extent practicable, a reasonable opportunity to review and comment thereon.

      13.2 Expenses.

      Except as otherwise expressly provided herein, each party hereto shall pay all of its own fees, costs and expenses incurred or to be incurred in negotiating and preparing this Agreement and in closing and carrying out the Transactions. Purchaser and Sellers agree to share 50/50 the upfront, one-time premium for the Environmental Insurance Policy.

      13.3 Notices.

      All notices or other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been duly received (a) if given by telecopier, when transmitted and the appropriate telephonic confirmation received if transmitted on a business day

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION
and during normal business hours of the recipient, and otherwise on the next business day following transmission, (b) if given by certified or registered mail, return receipt requested, postage prepaid, three business days after being deposited in the U.S. mail and (c) if given by courier or other means, when received or personally delivered, and, in any such case, addressed as follows:

               (i) if to any Seller:

                      c/o Northland Fuel LLC
                      c/o Booth Creek Management Corporation
                      950 Red Sandstone Road
                      Unit 43
                      Vail, Colorado  81657
                      Attention:  George N. Gillett, Jr.
                      Facsimile:  (970) 476-8270

                      with a copy to each of:

                      Adsteam USA, Inc.
                      c/o Adsteam Marine Limited
                      PO Box 644
                      Bondi Junction NSW 1355 Australia
                      Attention:  John Moller and Dominic Smith
                      Facsimile:  (612) 9369-9288

                      and

                      Winston & Strawn LLP
                      35 West Wacker Drive
                      Chicago, Illinois 60601
                      Attention:  Patrick O. Doyle
                      Facsimile:  (312) 558-5700

               (ii) if to Purchaser:

                      Crowley Marine Services, Inc.
                      155 Grand Avenue
                      Oakland, California  94612
                      Attention:  Thomas B. Crowley, Jr. and William P. Verdon
                      Facsimile:  (510) 251-7788

                                               PURCHASE AGREEMENT (YFC/SOG)
                                                          EXECUTION VERSION
                      with a copy to:

                      Nixon Peabody LLP
                      Two Embarcadero Center
                      Suite 2700
                      San Francisco, California  94111
                      Attention:  Ernest N. Reddick
                      Facsimile:  (415) 984-8300

or to such other addresses as may be specified by any such Person to the other Person pursuant to notice given by such Person in accordance with the provisions of this Section 13.3.

      13.4 Assignment; Successors and Permitted Assigns.

      The respective rights and obligations of the parties hereto shall not be assignable without the prior written consent of the other parties; provided, however, that Purchaser may assign all or part of its rights under this Agreement and delegate all or part of its obligations under this Agreement to one or more directly or indirectly, wholly-owned subsidiaries of Crowley Maritime Corporation, in which event the assigned rights and powers of the Purchaser and associated remedies available to it under this Agreement shall extend to and be enforceable by each such subsidiary; provided further, however, that no such assignment or delegation shall release Purchaser from its obligations under this Agreement, and Purchaser hereby guarantees to Sellers the performance by each such subsidiary of its obligations under this Agreement. In the event of any such assignment and delegation, the term "Purchaser" as used in this Agreement shall be deemed to refer to each such subsidiary of Crowley Maritime Corporation as the context requires, and shall be deemed to include both Purchaser and each such subsidiary where appropriate. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

      13.5 No Third Party Beneficiaries.

      This Agreement shall not be construed so as to confer any right, remedy or benefit upon any Person, other than the parties hereto and their respective successors and permitted assigns.

      13.6 Exhibits and Schedules.

      The Exhibits and Schedules hereto shall be construed with and as an integral part of this Agreement to the same effect as if the contents thereof had been set forth verbatim herein.

      13.7 Headings.

      The headings used in this Agreement are for convenience of reference only and shall not be deemed to limit, characterize or in any way affect the interpretation of any provision of this Agreement.

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION

      13.8 Entire Agreement.

      This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof, and no other representations, promises, agreements or understandings regarding the subject matter hereof, including the July 3, 2003 "Northland Holdings/Crowley Maritime Transaction Outline", shall be of any force or effect unless in writing, executed by the party to be bound thereby and dated on or after the date hereof.

      13.9 Modifications and Waivers.

      No change, modification or waiver of any provision of this Agreement shall be valid or binding unless it is in writing, dated subsequent to the date hereof and signed by Purchaser and Sellers. No waiver of any breach, term or condition of this Agreement by any party shall constitute a subsequent waiver of the same or any other breach, term or condition.

      13.10 Counterparts.

      This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      13.11 Severability.

      In case any one or more of the provisions contained herein for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

      13.12 GOVERNING LAW.

      THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICT OF LAW PRINCIPLES.

      13.13 JURISDICTION; CONSENT TO SERVICE.

      EACH PARTY HERETO (A) AGREES THAT ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT SHALL BE BROUGHT SOLELY IN THE STATE OR FEDERAL COURTS OF THE STATE OF WASHINGTON; (B) CONSENTS TO THE EXCLUSIVE JURISDICTION OF EACH SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING; (C) WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LAYING OF VENUE IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY SUCH COURT; AND (D) AGREES THAT SERVICE OF ANY COURT PAPER MAY BE MADE IN SUCH MANNER AS MAY BE PROVIDED UNDER APPLICABLE LAWS OR COURT RULES GOVERNING SERVICE OF PROCESS FOR ANY SUCH COURTS.

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION

      13.14 Attorneys' Fees.

      In any litigation, arbitration, mediation or other proceeding by which one party either seeks to enforce its rights under any Transaction Document or seeks a declaration of any rights or obligation under any Transaction Document, the prevailing party shall be awarded reasonable attorneys' fees, together with any costs and expenses, to resolve the dispute and to enforce the final judgment.

      13.15 Effectiveness of this Agreement. Notwithstanding anything to the contrary contained herein, this Agreement shall not become, or be deemed, effective unless and until the date (the "Effective Date") on which the Consent Decree is filed in the Superior Court for the State of Alaska, Second Judicial District at Nome.

                            [signature page follows]

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION

      IN WITNESS WHEREOF, the parties hereto have executed this Purchase Agreement as of the date first written above.

                                     CROWLEY MARINE SERVICES, INC.

                                     By: /s/ Albert M. Marucco
                                         ---------------------------------------
                                     Name: Albert M. Marucco
                                     Title: Vice President - Treasurer

                                     NORTHLAND FUEL LLC

                                     By: /s/ Mark Smith
                                         ---------------------------------------
                                     Name: Mark Smith
                                     Title: V.P. - Assist. Secretary

                                     YUKON FUEL COMPANY

                                     By: /s/ Mark Smith
                                         ---------------------------------------
                                     Name: Mark Smith
                                     Title: President

                                     NORTHLAND VESSEL LEASING COMPANY LLC

                                     By: /s/ Mark Smith
                                         ---------------------------------------
                                     Name: Mark Smith
                                     Title: Senior V.P. - Assist. Secretary

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION

                                    GUARANTY

            Crowley Maritime Corporation ("Crowley") hereby irrevocably and unconditionally guarantees the full payment and performance by Crowley Marine Services Inc. ("Purchaser") of each and every obligation of Purchaser under the Purchase Agreement dated as of July 9, 2004 (the "Purchase Agreement") among Purchaser, Northland Fuel LLC, Yukon Fuel Company and Northland Vessel Leasing Company LLC (to which this Guaranty is attached) and under each other agreement and instrument executed and delivered by Purchaser in connection with the Purchase Agreement. Crowley's obligations under this Guaranty shall at all times be subject to all defenses, offsets and cross or counterclaims which may exist in favor of Purchaser against any or all Sellers named in the Purchase Agreement (other than defenses based on bankruptcy or insolvency).

                               CROWLEY MARITIME CORPORATION

                               By: /s/ William P. Verdo
                                   -------------------------------------
                               Name: William P. Verdon
                               Title: Senior Vice President & General Counsel

                               Dated: July 9, 2004

                                                    PURCHASE AGREEMENT (YFC/SOG)
                                                               EXECUTION VERSION